UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Verisk Analytics, Inc.

(Name of Registrant as Specified in its Charter)

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Notice of 2014 Annual Meeting of Shareholders

to be held at the offices of the Company

545 Washington Boulevard

Jersey City, New Jersey 07310

May 21, 2014, 8:00 AM, local time

April 4, 2014

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Shareholders of Verisk Analytics, Inc. will be held on Wednesday, May 21, 2014, at 8:00 a.m. local time, at 545 Washington Boulevard, Jersey City, New Jersey 07310, to:

•	elect four (4) members of the Board of Directors;

•	approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (“say-on-pay”);

•	ratify the appointment of Deloitte & Touche LLP as independent auditor for the year ending December 31, 2014; and

•	transact such other business as may properly come before the meeting.

Our Board of Directors recommends that you vote “FOR” the election of directors, the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis and the ratification of the appointment of the auditor. With respect to certain of our shareholders, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders via the Internet. We believe this e-proxy process expedites shareholders’ receipt of proxy materials and lowers the costs of our annual meeting of shareholders. Accordingly, we have mailed to certain of our beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. We are mailing paper copies of our annual meeting materials to our shareholders of record, and to eligible participants in the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP.

The Notice of Internet Availability of Proxy Materials is being mailed to certain of our shareholders beginning on or about April 4, 2014. The Proxy Statement is being made available to our shareholders and eligible ESOP participants beginning on or about April 4, 2014.

Very truly yours,

Kenneth E. Thompson

Executive Vice President, General

Counsel and Corporate Secretary

*****

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 21, 2014. Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxyvote.com. Upon written request to our Corporate Secretary, we will provide a copy of our Annual Report on Form 10-K without charge. Please mail any written request to Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686.

Verisk Analytics, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

April 4, 2014

PROXY STATEMENT

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2014 Annual Meeting of Shareholders. We are mailing the Notice of Internet Availability of Proxy Materials on or about April 4, 2014. This Proxy Statement is being made available to our shareholders on or about April 4, 2014. In this Proxy Statement, we refer to Verisk Analytics, Inc. as the “Company,” “Verisk,” “we,” “our” or “us” and the Board of Directors as the “Board.”

ANNUAL MEETING INFORMATION

Date and Location.    We will hold the annual meeting on Wednesday, May 21, 2014 at 8:00 AM, local time, at the offices of the Company, 545 Washington Boulevard, Jersey City, New Jersey 07310.

Admission.    Only record or beneficial owners of our common stock as of the Record Date, as defined below, or their proxies, and eligible participants of the ISO 401(k) Savings and Employee Stock Ownership Plan, or ESOP, may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Notice of Electronic Availability of Proxy Materials.    Pursuant to the rules adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K available to many of our shareholders electronically via the Internet. Accordingly, in compliance with this e-proxy process, on or about April 4, 2014, we are mailing to our beneficial owners (other than ESOP participants) the Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K via the Internet and how to vote online. As a result, these beneficial owners will not receive a printed copy of the proxy materials in the mail unless they request a copy. The Notice is not a proxy card and cannot be used to vote your shares. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your participation in the e-proxy process enables us to save money on the cost of printing and mailing the documents to you. Beneficial owners may request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge.

Printed copies of the proxy materials are being sent to record holders of our stock and to eligible ESOP participants. All shareholders and eligible ESOP participants will be able to access the proxy materials at www.proxyvote.com.

Record and Beneficial Owners.    If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account, including an Individual Retirement Account, or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

VOTING INFORMATION

Record Date.    The Record Date for the annual meeting is March 24, 2014. Record and beneficial owners may vote all shares of Verisk’s common stock they owned as of the close of business on that date. ESOP participants may direct the Plan Trustee, Greatbanc Trust Company, to vote all shares of Verisk’s common stock allocated to their ESOP accounts as of the close of business on that date. Each share of Class A common stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date 166,660,725 shares of Class A common stock were outstanding. We need a quorum consisting of a majority of the shares of Class A common stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

Submitting Voting Instructions for Shares Held Through a Broker.     If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares. New York Stock Exchange (NYSE) member brokers may vote your shares as described below:

•

Discretionary Items.    The ratification of the appointment of Verisk’s independent auditor is a “discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may vote on this proposal in their discretion, subject to any voting policies adopted by the broker holding your shares.

•

Nondiscretionary Items.    The election of directors and the approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis are considered “non-discretionary” items. NYSE members that do not receive instructions from beneficial owners may not vote on these proposals on their behalf.

If you do not submit voting instructions and your broker does not have discretion to vote your shares on a matter, your broker will return the proxy card without voting on that matter (referred to as broker non-votes). Your shares will not be counted in determining the outcome of the vote on that matter. Therefore, if you hold your shares through a broker, it is critically important that you submit your voting instructions if you want your shares to count in the election of directors and the approval of the compensation of named executive officers on an advisory, non-binding basis.

Submitting Voting Instructions for Shares Held in Your Name.     If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail, telephone or Internet as described on the proxy card. If you submit your proxy via the Internet, you may incur costs such as cable, telephone and Internet access charges. The deadline for submitting your proxy via the Internet or by telephone is 11:59 p.m., EDT, on May 20, 2014. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

Submitting Voting Instructions for Shares held in the ESOP.    Participants who hold shares indirectly through the ISO 401(k) Savings and Employee Stock Ownership Plan may instruct the Plan Trustee, Greatbanc Trust Company, how to vote all shares of Verisk Class A common stock allocated to their accounts. The Plan Trustee will vote the ESOP shares for which it has not received instruction in its discretion, in the best interests of ESOP participants. All votes will be kept confidential and individual votes will not be disclosed to management unless required by law.

Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to the Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

Votes Required to Elect Directors.    Each director will be elected by a plurality of the votes cast with respect to such director. A “plurality of the votes cast” means that the open seats on the Board will be filled by the nominees who receive the highest number of votes until all of the open seats have been filled. Under Delaware law, if the director is not re-elected at the annual meeting, the director will continue to serve on the Board until such director’s successor is elected and qualified or until such director’s earlier resignation or removal.

Votes Required to Approve the Compensation of the Company’s Named Executive Officers on an Advisory, Non-Binding Basis.    The approval of the compensation of the Company’s named executive officers on an advisory, non-binding basis requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

Votes Required to Ratify Auditor.    The ratification of the appointment of Deloitte & Touche requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote thereon.

“Abstaining” and “Broker Non-Votes.”    You may vote to “withhold” on all or any of the director nominees, and you may vote “abstain” for any other proposal. Shares voting “withhold”, and broker non-votes with respect to any nominee for director will be excluded entirely from such vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the results of the votes on the say-on-pay proposal but will be counted as present at the annual meeting for purposes of the auditor ratification proposal.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of four directors each serving staggered terms. The number of directors is fixed by our Board of Directors, subject to the terms of our amended and restated certificate of incorporation. Our Board of Directors consists of twelve directors and each director who is elected will be elected for a three-year term by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.

The nominees for election at the 2014 Annual Meeting are set forth below and will serve terms continuing until 2017. All of the director nominees are current directors of Verisk as of April 4, 2014, and each nominee has indicated that he will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board or the Board may reduce its size.

We believe that each of the nominees listed below possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. We also believe that the Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing the Company.

Nominees for Election at the 2014 Annual Meeting

Nominees for terms continuing until 2017

Frank J. Coyne (65) has served as our Chairman since 2002 and served as our Chief Executive Officer from 2002 until his retirement in April 2013. From 2000 to 2002, Mr. Coyne served as our President and Chief Executive Officer and he served as our President and Chief Operating Officer from 1999 to 2000. Mr. Coyne joined the Company from Kemper Insurance Cos., where he was Executive Vice President, Specialty and Risk Management Groups. Previously, he served in a variety of positions with General Accident Insurance and was elected its President and Chief Operating Officer in 1991. He has also held executive positions with Lynn Insurance Group, Reliance Insurance Co. and PMA Insurance Co. In assessing Mr. Coyne’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Coyne as Chief Executive Officer of Verisk from 2002 until his retirement in 2013.

Christopher M. Foskett (56) has served as one of our directors since 1999. Mr. Foskett is the Managing Director — Co-Head of North American Banking and Global Head of Sales for Treasury Services at JPMorgan Chase Bank. He was Managing Director — Global Head of Financial Institutions of National Australia Bank from 2008 to 2011 and a Managing Director and Global Head of the Financial Institutions Group in Citigroup’s Corporate Bank from 2007 to 2008. From 2003 to 2007, Mr. Foskett was Head of Sales and Relationship Management for Citigroup Global Transaction Services. He also served as Global Industry Head for the Insurance and Investment Industries in Citigroup’s Global Corporate Bank from 1999 to 2003. Previously, he held various roles in Citigroup’s mergers and acquisitions group. In assessing Mr. Foskett’s skills and qualifications to serve on our Board, our directors considered his more than 30 years in the banking and financial services industries, and experience gained as a senior executive with global financial institutions.

David B. Wright (64) has served as one of our directors since 1999. Since July 2012, Mr. Wright has served as the Chief Executive Officer of ClearEdge Power, a privately held company that delivers clean independent energy through distributed power using fuel cells. From February 2010 to July 2011, Mr. Wright served as the Executive Vice Chairman and Chief Executive Officer of GridIron Systems. Mr. Wright served as Chief Executive Officer and Chairman of Verari Systems, Inc., from June 2006 to December 2009. He was Executive Vice President, Office of the CEO, Strategic Alliances and Global Accounts of EMC Corporation from July 2004 until August 2006. From October 2000 to July 2004, Mr. Wright served as President, Chief Executive Officer and Chairman of the Board of Legato Systems. Prior to joining Legato Systems, Mr. Wright had a 13-year career with Amdahl Corporation, where he served as President and Chief Executive Officer from 1997 to 2000. Mr. Wright also currently serves on the Board of Directors of ClearEdge Power, GridIron Systems and GeekNet, Inc., and served on the Board of Directors of ActivIdentity Corp. from 2008 until 2011. In assessing Mr. Wright’s skills and qualifications to serve on our Board, our directors considered the operations and management experience he gained in leadership positions in diverse businesses.

Thomas F. Motamed (65) has served as one of our directors since 2009. Mr. Motamed has been the Chairman of the Board and Chief Executive Officer of CNA Financial Corporation since January 1, 2009. From December 2002 to June 2008, he served as Vice Chairman and Chief Operating Officer of The Chubb Corporation and President and Chief Operating Officer of Chubb & Son. In assessing Mr. Motamed’s skills and qualifications to serve on our Board, our directors considered his management and operations experience gained as a senior executive, including as Chief Executive Officer, of various global insurance businesses. Our Board also believes it benefits from Mr. Motamed’s experience gained by service on another public company board, CNA Financial Corporation.

Our Board unanimously recommends a vote “FOR” the election of all four (4) nominees. Proxies solicited by our Board will be voted “FOR” these nominees unless otherwise instructed.

Continuing Directors

Directors with terms continuing until 2015

J. Hyatt Brown (76) has served as one of our directors since 2003. Mr. Brown has been Chairman of Brown & Brown, Inc. since 1993 and served as Brown & Brown’s Chief Executive Officer from 1993 until July 1, 2009. Mr. Brown is a Trustee of Stetson University in Florida, a past member of the Florida Board of Regents and a member of the Florida Council of 100. He was elected to the Florida House of Representatives in 1972 and was elected Speaker in 1978. Mr. Brown retired as Speaker in 1980. He also serves on the Board of Directors of the International Speedway Corporation. He served on the boards of directors of Next Era Energy, Inc. until May 2012, Rock-Tenn Company until January 2010, Sun Trust Banks, Inc. until 2008 and Bell South Corporation until 2006. In assessing Mr. Brown’s skills and qualifications to serve on our Board, our directors considered his extensive experience in expanding and managing Brown & Brown, Inc., and his deep knowledge of the insurance industry. Our Board also believes it benefits from Mr. Brown’s experience gained by his current and past service on other public company boards.

Glen A. Dell (78) has served as one of our directors since 1995. Mr. Dell is a retired Partner of MapleWood Equity Partners LP. Mr. Dell served as a Partner of MapleWood Equity Partners LP from 1998 to 2007. From 1992 to 1997, Mr. Dell served as President of Investcorp Management Services Inc., where he was responsible for post-acquisition management of Investcorp’s portfolio of companies in North America. He has also served as a consultant, specializing in interim management services, and held executive positions with General Electric Co., International Paper Co., and JWT Group, Inc. Mr. Dell was a member of the Board of Directors of Parts Depot, Inc. until February 2008. In assessing Mr. Dell’s skills and qualifications to serve on our Board, our directors considered his significant financial expertise and general management experience gained as a consultant and in executive positions at large companies. This expertise and experience includes his understanding of operations, financial planning and controls, and evaluating and executing acquisition and divestiture transactions. The Board also values Mr. Dell’s qualification as an “audit committee financial expert” as that term is defined by the rules of the SEC.

Samuel G. Liss (57) has served as one of our directors since 2005. Mr. Liss is the principal of WhiteGate Partners LLC, a financial services advisory firm, and an Adjunct Professor at both the New York University Stern Graduate School of Business and the Fordham University Graduate School of Business. From 2004 to 2010, Mr. Liss served as Executive Vice President at The Travelers Companies. Before the merger of The St. Paul and Travelers Companies, Mr. Liss served as Executive Vice President at The St. Paul Companies from 2003 to 2004. From 1994 to 2001, Mr. Liss was a Managing Director at Credit Suisse First Boston. Mr. Liss was a senior equity analyst at Salomon Brothers from 1980 to 1994. Mr. Liss also serves on the Board of Directors of DST Systems, Inc., a publicly traded company, since May 2012 and Ironshore Inc., since March 2014. In assessing Mr. Liss’ skills and qualifications to serve on our Board, our directors considered his management and operational experience gained as a senior executive of a global insurance business, as well as his expertise in the capital markets.

Therese M. Vaughan (57) has served as one of our directors since February 2013. Ms. Vaughan served as Chief Executive Officer of the National Association of Insurance Commissioners from February 2009 to November 2012. From January 2005 to January 2009, Ms. Vaughan was the Robb B. Kelley Distinguished Professor of Insurance and Actuarial Science at Drake University. From August 1994 to December 2004, she was Commissioner of the Iowa Insurance Division, directing all insurance business transacted in the State of Iowa. Ms. Vaughan has served on the Board of Directors of Validus Holdings, Ltd., a reinsurance company, since May 2013. Ms. Vaughan has previously served on the Board of Directors of Principal Financial Group, Inc. from November 2005 to January 2009 and Endurance Specialty Holding Ltd. from August 2005 to January 2009. In assessing Ms. Vaughan’s skills and qualifications to serve on our Board, our directors considered her deep knowledge of the insurance industry and regulatory environment gained from her experience with the National Association of Insurance Commissioners and as Commissioner of the Iowa Insurance Division.

Directors with terms continuing until 2016

John F. Lehman, Jr. (71) has served as one of our directors since 1992. Mr. Lehman is Chairman of J. F. Lehman & Co., an investment firm that he founded in 1991. Prior to founding J. F. Lehman & Co., he was Managing Director of Paine Webber, Inc. from 1988 to 1991. In 1981, Mr. Lehman was appointed Secretary of the Navy by President Reagan and served in that capacity until 1987. Mr. Lehman was a member of the bipartisan September 11 Commission and serves on the Board of Directors of Ball Corp. and EnerSys, Inc. In assessing Mr. Lehman’s skills and qualifications to serve on our Board, our directors considered his financial expertise and operations skills gained through involvement with numerous diverse businesses and through his experience in government and public service. Our Board also believes it benefits from Mr. Lehman’s experience gained by service on two other public company boards, Ball Corp. and EnerSys, Inc.

Andrew G. Mills (61) has served as one of our directors since 2002. Mr. Mills has served as the interim President of The King’s College in New York, New York from October 2012 to present and prior to that from May 2007 until August 2010. He is the former Chairman of Intego Solutions LLC, which he founded in 2000. Mr. Mills previously served as Chief Executive Officer of The Thomson Corporation’s Financial and Professional Publishing unit and as a member of Thomson’s Board of Directors. In 1984, he led the start-up operations of Business Research Corporation and was responsible for overseeing its sale and integration into The

Thompson Corporation. He began his career with Courtaulds Ltd. and joined The Boston Consulting Group in 1979. Mr. Mills is on the Board of Directors of The King’s College and Camp of the Woods, is a member of the Massachusetts State Board of the Salvation Army and is co-chairman of the Theology of Work Project. In assessing Mr. Mills’ skills and qualifications to serve on our Board, our directors considered his management expertise gained through senior executive positions with diverse businesses and his expertise in acquisitions and integration of acquired businesses.

Constantine P. Iordanou (63) has served as one of our directors since 2001. Mr. Iordanou has served as President and Chief Executive Officer of Arch Capital Group Limited, or ACGL, since August 2003 and as director of ACGL since January 2002. From January 2002 through July 2003, he was Chief Executive Officer of Arch Capital (U.S.) Inc., a wholly owned subsidiary of ACGL. Prior to joining ACGL in 2002, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of Group Operations and Business Development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich American and Chief Executive Officer of Zurich North America. Prior to joining Zurich in March of 1992, he served as President of the Commercial Casualty division of the Berkshire Hathaway Inc. and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. In assessing Mr. Iordanou’s skills and qualifications to serve on our Board, our directors considered his experience as director and Chief Executive Officer of another public company, ACGL, as well as his extensive experience as a senior executive of various global insurance businesses.

Scott G. Stephenson (56) has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson also previously served as our Chief Operating Officer and prior to that led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Executive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999 Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee. In assessing Mr. Stephenson’s skills and qualifications to serve on our Board, our directors considered the in-depth operations and management experience and knowledge gained by Mr. Stephenson from his various senior management and executive positions held by him within Verisk since 2001, including serving as our Chief Executive Officer since April 2013.

CORPORATE GOVERNANCE

Corporate Governance Documents.    Verisk maintains a corporate governance website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

Our Corporate Governance Guidelines (including our director independence standards); Code of Business Conduct and Ethics; and Audit, Compensation and Nominating and Corporate Governance Committee charters are available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com and are available to any shareholder who requests them by writing to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, New Jersey 07310, Attention: Kenneth E. Thompson, Corporate Secretary.

Our Code of Business Conduct and Ethics applies to our directors, executive officers and employees. If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Business Conduct and Ethics for our chief executive officer (CEO), chief financial officer (CFO), principal accounting officer or controller or persons performing similar functions, we will satisfy the applicable SEC disclosure requirement by disclosing within four business days the nature of the amendment or waiver on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

Leadership Structure and Presiding Director.    Frank J. Coyne serves as our Non-Executive Chairman of our Board of Directors and Scott G. Stephenson serves as our Chief Executive Officer. We believe the separation of the roles of Chairman and CEO maintains independence between the board and management and promotes effective corporate governance. We also have previously established the role of Presiding Director. Samuel G. Liss is currently the Presiding Director. The Presiding Director’s duties and authority, set forth in our Corporate Governance Guidelines, include calling and leading independent, non-employee director sessions.

Director Independence.    Under our By-laws, our Board of Directors may consist of not less than seven nor more than fifteen directors, the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Currently, our Board of Directors has twelve directors. Ten of our directors are “independent” as defined under NASDAQ listing rules. Currently, the following individuals serve on our Board of Directors as independent directors: J. Hyatt Brown, Glen A. Dell, Christopher M. Foskett, Constantine P. Iordanou, John F. Lehman, Jr., Samuel G. Liss, Thomas F. Motamed, Andrew G. Mills, David B. Wright, and Therese M. Vaughan. Frank J. Coyne is not considered independent per NASDAQ listing rules since he was employed by the Company as our Chief Executive Officer within the past three years. Scott G. Stephenson, our current Chief Executive Officer, is not considered independent.

Board Meetings and Committees.    Our Bylaws provide that the Board of Directors may designate one or more committees. We currently have the following committees: Executive Committee, Audit Committee, Compensation Committee, Finance and Investment Committee, and Nominating and Corporate Governance Committee. Our Board met five times in 2013. In 2013, all directors attended at least 75% of the meetings of the Board and of the committees on which the directors served that were held while such directors were members, except for Mr. Mills.

The Executive Committee currently consists of Frank J. Coyne (Chair), Glen A. Dell, Constantine P. Iordanou and John F. Lehman, Jr. The Executive Committee exercises all the power and authority of the Board of Directors (except those powers and authorities that are reserved to the full Board of Directors under Delaware law) between regularly scheduled Board of Directors meetings. The Executive Committee also makes recommendations to the full Board of Directors on various matters. The Executive Committee meets as necessary upon the call of the Chairman of the Board of Directors. The Executive Committee met two times in 2013.

The Audit Committee currently consists of Glen A. Dell (Chair), Christopher M. Foskett, Samuel G. Liss, Andrew G. Mills, Thomas F. Motamed and David B. Wright, all of whom are “independent” as defined under NASDAQ listing rules. The Audit Committee is established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of our Audit Committee is financially literate, as such term is interpreted by our Board of Directors. In addition, Glen A. Dell meets the qualifications of an “audit committee financial expert” in accordance with SEC rules, as determined by our Board of Directors.

The Audit Committee reviews the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of the financial statements of the Company. The Audit Committee also provides assistance to our Board of Directors in fulfilling its responsibilities with respect to our compliance with legal and regulatory requirements. In addition, the Audit Committee makes recommendations to the Board of Directors concerning the engagement of the independent accounting firm and the scope of the audit to be undertaken by such auditors. The Audit Committee met five times in 2013.

The Compensation Committee currently consists of John F. Lehman, Jr. (Chair), Glen A. Dell, Constantine P. Iordanou and David B. Wright, all of whom are “independent” as defined under NASDAQ listing rules. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies, practices and procedures relating to the compensation of the CEO and of each of the Company’s other executive officers and directors and the establishment and administration of employee benefit plans. The Compensation Committee also exercises all authority under the Company’s employee equity incentive plans and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems it appropriate and in the best interests of the Company. The Compensation Committee met five times in 2013.

The Finance and Investment Committee currently consists of Samuel G. Liss (Chair), J. Hyatt Brown, Christopher M. Foskett, Andrew G. Mills and Thomas F. Motamed. The Finance and Investment Committee meets as necessary to establish, monitor and evaluate the Company’s investment policies, practices and advisors and to advise management and the Board of Directors on the financial aspects of strategic and operational directions, including financial plans, capital planning, financing alternatives, and acquisition opportunities. The Finance and Investment Committee met once in 2013.

The Nominating and Corporate Governance Committee currently consists of Constantine P. Iordanou (Chair), J. Hyatt Brown, John F. Lehman, Jr., and Therese M. Vaughan, all of whom are “independent” as defined under NASDAQ listing rules. The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board of Directors policies and procedures relating to director and committee nominations, including consideration of shareholder nominees, and corporate governance policies. The Nominating and Corporate Governance Committee met two times in 2013.

Our Board has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee setting forth the roles and responsibilities of each committee. The charters are available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

The reports of the Audit Committee and the Compensation Committee appear herein.

Director Attendance at Annual Meetings.    The Company’s Corporate Governance Guidelines state that directors are expected to attend annual meetings of shareholders. All of our directors attended the 2013 Annual Meeting of Shareholders, except for Mr. Motamed who could not attend due to extenuating circumstances.

Executive Sessions.    The Company’s Corporate Governance Guidelines provide that non-employee directors may meet in executive sessions and the Presiding Director will preside over these executive sessions. If any non-employee directors are not independent, then the independent directors will meet in executive sessions and the Presiding Director will preside over these executive sessions. In 2013, after every Board and committee meeting an executive session consisting of non-employee directors, each of whom is independent, was convened.

Communications with Directors.    Shareholders and other interested parties may contact any member (or all members) of the Board by mail. To communicate with the Board, the Presiding Director, any individual director or any group or committee of directors (including the independent directors as a group), correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310. Any communication to report potential issues regarding accounting, internal controls and other auditing matters should be marked “Personal and Confidential” and sent to Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310, Attention: Chair of the Audit Committee of Verisk Analytics, Inc., in care of Kenneth E. Thompson, Executive Vice President, General Counsel and Corporate Secretary. Our Policy for Reporting Concerns Related to Accounting and Ethical Violations (Whistleblower Policy) is available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com.

Mandatory Retirement.    Glen A. Dell is currently serving as a director for a three year term ending in 2015. In 2012, Mr. Dell reached the Company’s mandatory retirement age under our Corporate Governance Guidelines for directors of 75. The Board and the Nominating and Corporate Governance Committee believed that, having recently transitioned to public company status, the Company would benefit from Mr. Dell’s continued service for the remainder of his three year term. Accordingly, the applicability of the mandatory retirement age under our Corporate Governance Guidelines was waived in this circumstance in order to permit Mr. Dell to complete his three year term continuing until 2015. Pursuant to our Corporate Governance Guidelines, this waiver was renewed in 2014.

Compensation Governance.    The Compensation Committee shall consist of at least three members, and shall be composed solely of independent directors meeting the independence requirements of the NASDAQ listing rules. The Compensation Committee currently consists of four members, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee has the responsibility and authority to approve performance-based compensation for the Company’s executive officers. The Nominating and Corporate Governance Committee recommends nominees for appointment to the Compensation Committee from time-to-time and as vacancies or newly-created positions occur. Compensation Committee members are appointed by the Board and may be removed by the Board at any time.

The Compensation Committee operates under a written charter adopted by the Board. As noted above, the Compensation Committee is responsible for determining, or recommending to the Board for determination, annually all compensation awarded to the Company’s executive officers, including the CEO and the other executive officers named in the “Summary Compensation Table” herein (“named executive officers” or “NEOs”). In addition, the Compensation Committee administers the Company’s equity incentive plans, including reviewing and approving equity grants to executive officers. Information on the Compensation Committee’s processes, procedures and analysis of NEO compensation for fiscal 2013 is addressed in the “Compensation Discussion and Analysis” herein.

The Compensation Committee actively engages in its duties and follows procedures intended to ensure excellence in compensation governance, including those described below:

•	Identifying corporate goals and objectives relevant to executive officer compensation.

•

Evaluating each executive officer’s performance in light of such goals and objectives and setting each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

•	Determining any long-term incentive component of each executive officer’s compensation.

•	Identifying corporate goals and objectives relevant to director compensation.

•

Evaluating each director’s performance in light of such goals and objectives and setting each director’s compensation, including any long-term incentive component, based on such evaluation and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company (including the cost to the Company of such compensation).

Additional information about our executive compensation plans and arrangements and their administration is described in the “Compensation Discussion and Analysis” herein and the accompanying executive compensation tables. The Compensation Committee may delegate the administration of these plans as appropriate, including to one or more officers of the Company, to subcommittees of the Board or to the Chairperson of the Compensation Committee when it deems it appropriate and in the best interests of the Company.

The Compensation Committee has the sole authority to retain and terminate any advisor, including any compensation consultant assisting the Compensation Committee in the evaluation of CEO or other executive officer compensation, including authority to approve all such fees and other retention terms. As further described in the “Compensation Discussion and Analysis” herein, during 2013, the Compensation Committee retained a compensation consultant. In developing its views on compensation matters and determining the compensation awarded to our NEOs, the Compensation Committee also obtains input from the Company’s Human Resources department, which collects information and prepares materials for the Compensation Committee’s use in compensation decisions.

Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with the Board of Directors or compensation committee of any other company.

Board Diversity.    The Nominating and Corporate Governance Committee and the Board include diversity of viewpoints, background, experience and other demographics among the criteria they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors the Board and the Nominating and Corporate Governance Committee carefully considers in the selection of new directors is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business.

Board Role in Risk Oversight.    The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and, with the assistance of the Audit Committee, oversees the Company’s policies for assessing and managing its exposure to risk. The Board also considers risk in evaluating the Company’s strategy. The Audit Committee reviews with management and the auditors the Company’s enterprise risk assessment process and risk categories. As part of its process to identify and prioritize risks, the Company’s Internal Audit department uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and segregates risks based on their nature and/or potential significance — strategic risk, financial risk, operational risk and compliance risk. The Chief Internal Auditor reports both to the Chairman of the Audit Committee and to the General Counsel. Management reviews with the Audit Committee the risk assessment process, the various enterprise risks, the prioritization of the identified risks and its mitigation plans. The Audit Committee reviews and discusses with the Chief Internal Auditor and Risk Manager the Company’s internal system of audit and financial controls, enterprise risk information, internal audit plans, and the periodic report of audit activities. Finally, on a quarterly basis, management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

DIRECTORS’ COMPENSATION AND BENEFITS

Annual Retainer.    Under the Director Compensation Plan approved by the Compensation Committee, each non-employee director receives a retainer fee of $75,000 per year for membership on the Board of Directors. Each non-employee director who chairs a committee receives an additional $10,000 retainer fee, with the exception of the chairpersons of the Audit Committee and Compensation Committee, each of whom receives an additional $15,000 annual retainer fee. The Presiding Director receives an additional $15,000 annual retainer fee. Frank J. Coyne, as Non-Executive Chairman, receives an additional annual retainer fee of $200,000.

Each non-employee director may elect to receive his annual retainer in the form of (i) cash, (ii) deferred cash, (iii) shares of Class A common stock, (iv) deferred shares of Class A common stock, (v) options to purchase Class A common stock or (vi) a combination of (i), (ii), (iii), (iv) and (v). Any options taken as a portion of the annual retainer are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest immediately, and have an exercise price equal to the fair market value of the Class A common stock on the date of grant.

Equity Grants.    Each non-employee director receives an annual equity award having a value of $125,000. Pursuant to the Director Compensation Plan, in 2013 one-half of the value of the annual equity award was awarded in the form of options to purchase Class A Common Stock based on the Black-Scholes value on the date of grant and one-half of the value of the annual equity award was awarded in the form of vested deferred stock units based on the value of a share of Class A Common Stock on the date of grant. The options are exercisable for a period of ten years from the date of grant (subject to earlier termination if the individual ceases to be a director of the Company), vest on the first anniversary of the date of grant, and have an exercise price equal to the fair market value of the Class A common stock on the date of grant. Shares of Class A Common Stock in respect of deferred stock units will be distributed to the directors upon retirement or other separation from the Board of Directors.

Employee-directors receive no additional compensation for service on the Board of Directors. Scott G. Stephenson, our Chief Executive Officer, is our only employee-director.

The table below shows compensation paid to or earned by the directors during 2013. As noted above, directors may elect to receive compensation in various forms other than cash.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Total ($)
J. Hyatt Brown	75,000	62,471	62,530	200,001
Frank J. Coyne(3)	—	347,443	62,530	409,973
Glen A. Dell	90,000	62,471	62,530	215,001
Christopher M. Foskett	15,000	122,452	62,530	199,982
Constantine P. Iordanou	—	62,471	147,528	209,999
John F. Lehman, Jr.	—	62,471	167,527	229,998
Samuel G. Liss	—	62,471	147,528	209,999
Andrew G. Mills	—	62,471	137,535	200,006
Thomas F. Motamed	—	137,447	62,530	199,977
Therese M. Vaughan	75,000	62,471	62,530	200,001
David B. Wright(4)	37,500	99,989	62,530	200,019

(1)	Represents the aggregate grant date fair value of stock and stock option awards granted in 2013 computed in accordance with ASC Subtopic 718-10, “Compensation-Stock Compensation” (ASC Topic 718), excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards and stock awards columns, see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	At December 31, 2013, directors had outstanding option awards as follows: (a) J. Hyatt Brown — 55,677; (b) Frank J. Coyne — 48,376; (c) Glen A. Dell — 4,912; (d) Christopher M. Foskett — 95,844; (e) Constantine P. Iordanou — 324,497; (f) John F. Lehman, Jr. — 218,109; (g) Samuel G. Liss — 70,294; (h) Andrew G. Mills — 63,327; (i) Thomas F. Motamed — 90,019; (h) Therese M. Vaughan — 4,912; (i) David B. Wright — 177,001.

(3)	For compensation received in 2013 by Mr. Coyne in respect of his service to the Company as Chief Executive Officer, a role which he retired from on April 1, 2013, see our 2013 Summary Compensation Table.

(4)	Mr. Wright elected to defer $37,500 of the fees earned in 2013.

Where no information is given as to a particular type of award with respect to any individual, such individual did not hold or receive such an award during or as of the end of the last fiscal year, as the case may be.

Stock Ownership Requirements for Directors

Directors are subject to minimum equity holding requirements. Each director is required to hold stock with a value equal to six times their respective annual base retainer (i.e., excluding additional retainer amounts for committee chairs). The “in-the-money” value of vested and unvested options held by directors is not included in determining compliance with this requirement. Existing directors are required to comply with this requirement no later than July 1, 2015. New directors will be required to comply with this requirement no later than the sixth anniversary of their election to the Board.

EXECUTIVE OFFICERS OF VERISK

Information regarding the ages and past five years’ business experience of our executive officers is as follows:

Scott G. Stephenson (56) has been our Chief Executive Officer since April 2013 and has been our President since March 2011. Mr. Stephenson also previously served as our Chief Operating Officer and, prior to that, led our Decision Analytics segment. From 2002 to 2008, Mr. Stephenson served as our Execu-

tive Vice President, and he served as President of our Intego Solutions business from 2001 to 2002. Mr. Stephenson joined the Company from Silver Lake Partners, a technology-oriented private equity firm, where he was an advisor from 2000 to 2001. From 1989 to 1999, Mr. Stephenson was a partner with The Boston Consulting Group, eventually rising to senior partner and member of the firm’s North American operating committee.

Mark V. Anquillare (48) was appointed Group Executive — Risk Assessment as of May 2013 and also continues to serve as our Executive Vice President a position he has held since March 2011 and our Chief Financial Officer a position he has held since 2007. Mr. Anquillare joined the Company as Director of Financial Systems in 1992 and since joining the Company, Mr. Anquillare has held various management positions, including Assistant Vice President, Vice President and Controller, and Senior Vice President and Controller. Prior to 1992, Mr. Anquillare was employed by the Prudential Insurance Company of America. Mr. Anquillare is a Fellow of the Life Management Institute.

Kenneth E. Thompson (54) has been our Executive Vice President, General Counsel and Corporate Secretary since March 2011, and was our Senior Vice President, General Counsel and Corporate Secretary from 2006 to March 2011. Prior to joining the Company in 2006, Mr. Thompson was a partner of McCarter & English, LLP from 1997 to 2006. Mr. Thompson also serves on the Board of Directors of Measurement Specialties, Inc.

Vincent de P. McCarthy (49) has been our Senior Vice President, Corporate Development and Strategy since October 2009. He is responsible for identifying and evaluating new strategic and M&A opportunities that align with Verisk’s business operations and growth initiatives. Mr. McCarthy joined Verisk from Bank of America Merrill Lynch, where he was a Managing Director in the Investment Banking group in New York, advising companies in the financial technology, payments and processing, and analytics sectors. Mr. McCarthy joined Merrill Lynch in 1994, and across his career with that firm served in investment banking roles both in the United States and Europe.

Perry F. Rotella (50) was appointed Group Executive — Supply Chain Analytics as of May 2013 and also continues to serve as our Senior Vice President and Chief Information Officer a position he has held since October 2009. Mr. Rotella joined Verisk from Moody’s Corporation, where he served as Senior Vice President and CIO from 2006 to 2009. Prior to Moody’s, Mr. Rotella served in multiple executive roles at AIG from 1999 to 2006, including Senior Vice President and CIO of AIG’s domestic property and casualty business and as the corporation’s global Chief Technology Officer. From 1986 to 1999, Mr. Rotella was a principal with American Management Systems, rising to a member of the firm’s global technology council. Mr. Rotella currently serves on the board of the Center for Family Support and is President of the New York Chapter of the Society for Information Management.

Kevin B. Thompson (61) has been our President of the ISO Insurance Programs and Analytic Services division since 2012 and Senior Vice President, Insurance Services focusing on our Risk Assessment segment since 2003. Mr. Thompson joined the Company in 1974 and has held various management positions, including Vice President, Insurance Services; Vice President, Personal and Standard Commercial Lines; Vice President, Standard Commercial Lines; and Assistant Vice President, Commercial Casualty Actuarial. Mr. Thompson is also a Member of the American Academy of Actuaries and Fellow of the Casualty Actuarial Society. From 1996 to 1999, he served as Vice President — Admissions of the Casualty Actuarial Society and as a Member of the Board of Directors from 1994 to 1996.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers.    We encourage our directors, officers and employees to own our common stock, as owning our common stock aligns their interests with your interests as shareholders. Executive officers may not engage in pledging Verisk securities, or selling short or trading options or futures in Verisk securities. The following table sets forth the beneficial ownership of our Class A common stock by each of our named executive officers and directors, and by all our directors and executive officers as a group, as of March 24, 2014. Percentage of class amounts are based on 166,660,725 shares of our Class A common stock outstanding as of March 24, 2014.

In accordance with the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of March 24, 2014. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. Unless otherwise indicated, the address for each listed shareholder is: c/o Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned
	Number of Shares	Percentage of Class
NAMED EXECUTIVE OFFICERS
Scott G. Stephenson(1)	1,890,378	1.13%
Mark V. Anquillare(2)	775,900	*
Kenneth E. Thompson(3)	767,565	*
Vincent de P. McCarthy(4)	206,870	*
Perry F. Rotella(5)	122,515	*
DIRECTORS
Frank J. Coyne(6)	442,294	*
J. Hyatt Brown(7)	110,959	*
Glen A. Dell(8)	166,629	*
Christopher M. Foskett(9)	98,573	*
Constantine P. Iordanou(10)	351,221	*
John F. Lehman, Jr.(11)	483,384	*
Samuel G. Liss(12)	111,030	*
Andrew G. Mills(13)	169,189	*
Thomas F. Motamed(14)	91,086	*
Therese M. Vaughan(15)	1,029	*
David B. Wright(16)	225,446	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (17 PERSONS )	6,153,106	3.68%

(1)	Includes (a) 1,604,956 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 66,487 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates. Mr. Stephenson was appointed our Chief Executive Officer on April 1, 2013 and also serves as a director.

(2)	Includes (a) 743,861 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 24,529 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(3)	Includes (a) 742,517 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 19,142 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(4)	Includes (a) 186,447 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 15,546 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(5)	Includes (a) 107,795 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 11,380 shares of restricted stock which vest in four equal installments on each anniversary of the shares’ respective grant dates.

(6)	Includes 21,474 deferred stock units that entitle Mr. Coyne to 21,474 shares of Class A common stock at the end of his service to the Board. Mr. Coyne retired from his position as Chief Executive Officer effective as of April 1, 2013 and continues to serve on our Board as Non-Executive Chairman.

(7)	Includes (a) 50,765 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 1,029 deferred stock units that entitle Mr. Brown to 1,029 shares of Class A common stock at the end of his service to the Board.

(8)	Includes 1,029 deferred stock units that entitle Mr. Dell to 1,029 shares of Class A common stock at the end of his service to the Board. Also, includes shares owned by the Barbara M. Dell GST Family Trust, of which Mr. Dell is the trustee. Mr. Dell disclaims beneficial ownership of any shares beneficially owned by the trust except to the extent of his pecuniary interest therein.

(9)	Includes (a) 90,932 shares subject to stock options exercisable within 60 days of March 24, 2014, (b) 1,029 deferred stock units that entitle Mr. Foskett to 1,029 shares of Class A common stock at the end of his service to the Board, and (c) 3,050 deferred stock awards that entitle Mr. Foskett to 3,050 shares of Class A common stock at the end of his service to the Board.

(10)	Includes (a) 214,735 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 1,029 deferred stock units that entitle Mr. Iordanou to 1,029 shares of Class A common stock at the end of his service to the Board.

(11)	Includes (a) 213,197 shares subject to stock options exercisable within 60 days of March 24, 2014, (b) 1,029 deferred stock units that entitle Mr. Lehman to 1,029 shares of Class A common stock at the end of his service to the Board, and (c) 5,570 deferred stock awards that entitle Mr. Lehman to 5,570 shares of Class A common stock at the end of his service to the board. Also, includes shares owned by the Lehman Business Trust, of which John F. Lehman, Jr. is the trustee. Mr. Lehman disclaims beneficial ownership of any shares beneficially owned by the trust except to the extent of his pecuniary interest therein.

(12)	Includes (a) 65,382 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 1,029 deferred stock units that entitle Mr. Liss to 1,029 shares of Class A common stock at the end of his service to the Board.

(13)	Includes (a) 58,415 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 1,029 deferred stock units that entitle Mr. Mills to 1,029 shares of Class A common stock at the end of his service to the Board.

(14)	Includes (a) 85,107 shares subject to stock options exercisable within 60 days of March 24, 2014, and (b) 1,029 deferred stock units that entitle Mr. Motamed to 1,029 shares of Class A common stock at the end of his service to the Board.

(15)	Includes 1,029 deferred stock units that entitle Ms. Vaughan to 1,029 shares of Class A common stock at the end of her service to the Board.

(16)	Includes (a) 172,089 shares subject to stock options exercisable within 60 days of March 24, 2014, (b) 1,029 deferred stock units that entitle Mr. Wright to 1,029 shares of Class A common stock at the end of his service to the Board and (c) 618 deferred stock awards that entitle Mr. Wright to 618 shares of Class A Common Stock at the end of his service to the Board.

*	Indicates less than 1% ownership.

PRINCIPAL SHAREHOLDERS

The following table contains information regarding each person we know of that beneficially owns more than 5% of our Class A common stock. The information set forth in the table below and in the related footnotes was furnished by the identified persons to the U.S. Securities and Exchange Commission (the “SEC”).

	Shares of Class A Common Stock Beneficially Owned
Name and address	Number of Shares		Percentage of Class
FMR LLC 245 Summer Street Boston, MA 02210	17,799,361	(1)	10.6%
GreatBanc Trust Company, as Trustee of the ISO Employee Stock Ownership Trust 801 Warrenville Road Suite 500 Lisle, IL 60532	14,854,871	(2)	8.8%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	9,093,011	(3)	5.4%

(1)	As of January 31, 2014, based on a Schedule 13G/A Information Statement filed with the SEC on February 10, 2014 jointly by FMR LLC (“FMR”) and Edward C. Johnson 3d, as Chairman of FMR. The Schedule 13G/A reported that FMR had sole voting power as to 349,967 shares of our Class A common stock and sole dispositive power as to 17,799,361 shares of our Class A common stock.

(2)	As of December 31, 2013, based on a Schedule 13G/A Information Statement filed with the SEC on February 13, 2014, filed jointly by the ISO Employee Stock Ownership Trust and GreatBanc Trust Company. The Schedule 13G/A reported that GreatBanc Trust Company is the Trustee of the ISO Employee Stock Ownership Trust and has sole voting power with respect to 454,981 shares and shared voting power with respect to 14,399,890 shares of our Class A common stock. Under the terms of the Trust, the Trustee votes all of the shares allocated to the accounts of participants as directed by the participants to whose accounts shares have been allocated. With respect to unallocated shares or allocated shares with respect to which no instructions have been received, the Trustee votes such shares in the Trustee’s discretion.

(3)	As of December 31, 2013, based on a Schedule 13G/A Information Statement filed with the SEC on January 31, 2014 by BlackRock, Inc. (“BlackRock”). The Schedule 13G/A reported that BlackRock had sole voting power as to 7,906,502 shares of our Class A common stock and sole dispositive power as to 9,093,011 shares of our Class A common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our business requires a highly skilled work force. While the capital intensity of our business is low, our human capital requirements are great. Our business depends on our senior leadership team, who possess business and technical capabilities that would be difficult, and costly, to replace. We have designed our compensation program to address these needs.

This section discusses the principles underlying our policies and decisions relating to the compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers for 2013 (our “named executive officers” or “NEOs”). Under the rules of the SEC, Mr. Coyne, who retired from his position as Chief Executive Officer effective as of April 1, 2013 and continues to serve on our Board as Non-Executive Chairman also qualifies as one of our named executive officers for 2013; however, because his employment terminated during 2013, this section generally does not discuss or analyze his compensation. The payments and benefits that Mr. Coyne received in his capacity as our Chief Executive Officer are disclosed in the compensation tables following this section. The compensation that Mr. Coyne received in connection with his service as our Non-Executive Chairman on our Board is discussed on pages 9-10 of this Proxy Statement. The information in this section describes the manner and context in which compensation is earned by and awarded to our NEOs, and provides perspective on the tables and narrative that follow.

Compensation Program Objectives

The compensation program for our NEOs must attract, reward, motivate and retain the highly qualified individuals we need to plan and execute our business strategy. We believe our compensation program motivates managers by directly linking a portion of compensation both to the Company’s performance and the individual’s performance. To foster this direct link, we have designed our compensation program so that a significant percentage of an NEO’s compensation is variable rather than fixed. This percentage increases with seniority, because the decisions of more senior managers have a greater impact on our performance.

Executives will earn variable compensation (cash awards and equity-based awards) only if warranted by Company and individual performance. Variable compensation for our NEOs consists of an annual cash payment pursuant to our Short Term Incentive, or STI, program and a long-term equity incentive award (typically in the form of stock options and restricted stock) pursuant to our Long Term Incentive, or LTI, program. We believe the design of our compensation program effectively encourages our senior managers, including our NEOs, to act in a manner that benefits the Company by creating long-term value for our stockholders.

Elements of the Company’s Compensation Program

We currently provide the following elements of compensation to our NEOs:

•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive awards; and

•	health, welfare and retirement plans.

Each compensation element fulfills one or more of our compensation program objectives.

Base Salary

We pay base salaries to attract, reward and retain managers, and so that in recruiting and retaining senior executives we are not disadvantaged by being seen as offering a lower level of fixed compensation for a given position level. We adjust salaries annually to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. We perform our own internal analysis of prevailing market levels of salary for comparable positions. This analysis utilizes our general knowledge of the industry, information gained by our human resources professionals in the hiring and termination process and, when available, commercially prepared market surveys obtained by our human resources professionals. In addition, we periodically retain outside compensation consultants to assess the competitiveness of compensation for certain members of senior management.

In 2013 the Compensation Committee retained Fredric W. Cook & Co. (“Cook”) to perform an analysis of senior management compensation. In addition, in 2013 Cook reviewed our peer group of companies and, to better align the size of the companies in the peer group to our company size, Cook recommended the removal of five companies (Acxiom, DST Systems, Dun & Bradstreet, Fair Isaac and Morningstar) and the addition of Alliance Data Systems to our previous peer group of 16 companies. Our Compensation Committee approved the recommended changes to the peer group and, accordingly, the 12 public companies whose compensation information was reviewed by Cook in its 2013 analysis were Alliance Data Systems, Equifax, FactSet Research Systems, Fidelity National Info Services, Fiserv, Gartner, IHS, McGraw-Hill Companies, Moody’s, MSCI, Nielsen Holdings and Solera Holdings. The 2013 Cook assessment compared the then current compensation of members of our senior management to data from proprietary third party surveys and to information obtained by reviewing the proxy statements of the 12 publicly traded companies, which we consider to be our peer companies.

The base salary of our Chief Executive Officer is determined by the Compensation Committee. The base salary of each of our other NEOs is recommended by the Chief Executive Officer, subject to approval by the Compensation Committee. Our NEO’s base salaries were initially determined by the Compensation Committee (in the case of Mr. Stephenson) or by Mr. Stephenson, with the approval of the Compensation Committee (in the case of other NEOs) based on the Company’s assessment as described above. Base salary as a percentage of total compensation differs based on an executive’s position and function. Generally, executives with the highest position and level of responsibility, and thus the greatest ability to influence our performance through their decision making, have the smallest percentage of their total compensation fixed as base salary. Annual adjustments to base salary are determined by the Compensation Committee (in the case of Mr. Stephenson), and by Mr. Stephenson with the approval of the Compensation Committee (in the case of other NEOs), based on the assessment of prevailing market compensation practices as described above, and based on the subjective evaluation of individual performance factors as discussed below in “Analysis of 2013 Variable Compensation.” We have historically placed greater emphasis on the potential of variable compensation to incent employees to create long-term value for our stockholders. In connection with Mr. Stephenson’s promotion to Chief Executive Officer, the Compensation Committee approved an increase of his annual base salary to $850,000, effective as of April 1, 2013, the date of his promotion.

Annual Cash Incentive Awards

Annual cash incentive awards are paid to all eligible employees, including NEOs, pursuant to our STI program. Prior to the beginning of each year, the Compensation Committee establishes financial performance goals for the coming year under our STI program. The primary financial performance goals relate to revenue growth and EBITDA margin, and are derived from our strategic and business growth plan. We selected revenue growth and EBITDA margin as the primary criteria for STI because we believe our business’s ability to generate recurring revenue and positive cash flow is the key indicator of the successful execution of our business strategy. In addition, the Compensation Committee evaluates the accomplishment during the year of other financial and nonfinancial performance measures that we believe position the Company to achieve long-term future growth. These include earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions, development of strategic relationships and return on invested capital. At the conclusion of the performance year, funding of the aggregate STI pool for all eligible employees is determined by the Compensation Committee, taking into account the recommendation of the Chief Executive Officer with respect to awards for employees other than the Chief Executive Officer, based on the degree to which goals are achieved during the year. Cash STI awards are paid in March, in respect of performance for the prior year. Annual cash incentive awards made to our NEOs for 2013 were further subject to the achievement of performance goals set forth under our 2013 Performance Bonus Program, as discussed below under “Analysis of 2013 Variable Compensation”.

Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for “qualified performance-based compensation”. As a newly public company, we have been eligible for special transition relief under Section 162(m) of the Code, which relief expired on May 15, 2013, the date of our 2013 Annual Meeting of Shareholders. In order to preserve the flexibility to award annual cash incentive awards for 2013 and future years that are eligible for the qualified performance-based compensation exception under Section 162(m) of the Code, the Board of Directors submitted to the Company’s shareholders for their approval at our 2013 Annual Meeting of Shareholders, and the Company’s shareholders approved, the Verisk Analytics, Inc. Executive Officer Annual Incentive Plan (the “Annual Incentive Plan”). Annual cash incentive awards for 2013 awarded under the Annual Incentive Plan to our Chief Executive Officer and our next three most highly compensated executive officers (other than our Chief Financial Officer) are intended to comply with the qualified performance-based compensation exception under Section 162(m) of the Code. For additional discussion of Section 162(m) of the Code, see below under “Tax and Accounting Considerations”.

See “Analysis of 2013 Variable Compensation” for a discussion of how we determined 2013 STI awards for NEOs.

Long-Term Equity Incentive Awards

Long- term equity incentive awards are made annually to eligible employees, including NEOs, pursuant to our LTI program. On May 15, 2013, at our 2013 Annual Meeting of Shareholders, the Company’s shareholders approved the Verisk Analytics, Inc. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”), which is the successor plan to the Verisk Analytics, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). Among other features, the 2013 Equity Incentive Plan preserves the Company’s flexibility to grant cash awards and certain equity-based awards that are structured to comply with the qualified performance-based compensation exception under Section 162(m) of the Code. For additional discussion of Section 162(m) of the Code, see below under “Tax and Accounting Considerations”.

Since 2011 we have awarded long-term equity incentive awards in the form of option grants and restricted stock, and for 2013 the value of the long-term equity incentive awards were 50% in the form of option grants and 50% in the form of restricted stock. In general, option and/or restricted stock awards under our LTI program are made in April, in respect of prior year performance. Option awards have an exercise price equal to the fair market value of our Class A common stock on the date of grant. At the conclusion of a plan year, the Compensation Committee determines the aggregate number of options and shares of restricted stock issuable to all eligible participants under the LTI program by evaluating the same performance goals used to determine the aggregate funding amount under the STI program. Long term incentive awards granted to our NEOs with respect to the 2013 performance year were further subject to the achievement of performance goals set forth under our 2013 Performance Bonus Program, as discussed below under “Analysis of 2013 Variable Compensation”.

See “Analysis of 2013 Variable Compensation” for a discussion of how we determined 2013 LTI awards for NEOs.

2013 Variable Compensation Performance Goals

The Compensation Committee established the following revenue growth and EBITDA margin goals as the primary factors for determination of aggregate award pools available to all eligible employees, including our NEOs, under both the STI and LTI programs for 2013:

	Revenue Growth	EBITDA Margin
Tier IV	15%	47%
Tier III	12%	45%
Tier II	10%	43%
Tier I	4%	40%
Below Threshold	<4%	<40%

During 2013, we achieved revenue growth of 11.1%, which is between the Tier II and Tier III performance goals, and EBITDA margin of 44.6%, which is also between the Tier II and Tier III performance goals. The Compensation Committee primarily considered the degree to which these goals were achieved, together with financial and nonfinancial performance measures including — enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships – in determining the aggregate STI and LTI pools. In assessing the revenue growth target, the Compensation Committee considered the Company’s strong organic growth during 2013. The Compensation Committee established an STI pool of up to $51.8 million for distribution to more than 4,150 eligible employees including all NEOs and an aggregate LTI pool of equity awards with an aggregate value of up to $40.0 million for distribution to approximately 432 eligible employees, including all NEOs.

EBITDA margin is computed as EBITDA divided by revenues, and is a non-GAAP financial measure. See “Item 6 — Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2013 for a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure.

See “Analysis of 2013 Variable Compensation” for a discussion of how we determined 2013 STI and LTI awards for NEOs.

Analysis of 2013 Variable Compensation

For fiscal 2013, the Compensation Committee established the 2013 Performance Bonus Program for Executive Officers (the “2013 Performance Bonus Program”) in order for each award made pursuant to the Annual Incentive Plan and the 2013 Equity Incentive Plan to be eligible for the “qualified performance-based compensation” exception under Section 162(m) of the Code. Under the 2013 Performance Bonus Program for fiscal year 2013, our Chief Executive Officer is eligible to receive an incentive award in an amount not to exceed 2.5% of EBITDA and our executive officers other than our Chief Executive Officer are eligible to receive an incentive award in an amount not to exceed 0.7% of EBITDA. In addition, a maximum aggregate cap of $10,000,000 applies to cash awards for any executive officer, including our Chief Executive Officer. As the formula used to calculate the maximum incentive award that each executive officer is eligible for under the 2013 Performance Bonus Program is intended to be cap and not a target, the Compensation Committee is expected to apply negative discretion based on the performance goals used in determining the aggregate STI and LTI award pools and subjective determination of the Company’s and the executive officer’s individual performance when setting actual STI and LTI amounts. “EBITDA” means the EBITDA as reported in the Company’s annual report filed on Form 10-K with respect to the year ended December 31, 2013, except that, to the extent permitted by Section 162(m) of the Code, EBITDA will be adjusted to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles and identified in the Company’s financial statements, notes to the financial statements or management’s discussion and analysis with respect to the year ended December 31, 2013.

Subject to the determination of the maximum incentive payment each executive officer is eligible to receive pursuant to the performance criteria and formula set forth under the 2013 Performance Bonus Program for individual NEOs, cash awards under the STI program and awards of options and restricted stock under the LTI program are highly variable, and are not based on fixed target amounts other than the performance goals that relate to funding the overall STI program and LTI program award pools for all eligible employees as discussed above. Individual awards are determined based on the judgment of the Compensation Committee (in the case of Mr. Stephenson) and of Mr. Stephenson (with the concurrence of the Compensation Committee) in the case of other NEOs. There is no fixed relationship between an individual NEO’s STI and LTI awards other than the value of the awards together must be below the maximum established under the 2013 Performance Bonus Program. In reaching their subjective determinations about aggregate compensation, the Compensation Committee and Mr. Stephenson seek to allocate a meaningful portion of total compensation in the form of LTI awards in order to incent employees to create long-term value for our stockholders.

For individual NEOs, other than Mr. Stephenson, the STI and LTI awards were made based on Mr. Stephenson’s subjective evaluation of their individual performance and on the analysis of prevailing market compensation levels described above. Factors considered include the successful operation of an NEO’s business unit or functional department including, where applicable, enhancements to productivity and profitability, achievement of new sales, revenue generated from new products, accomplishment of strategic and operational initiatives, completion of acquisitions and development of strategic relationships. For NEOs other than Mr. Stephenson, the additional factors described below were considered by Mr. Stephenson and the Compensation Committee in determining such NEO’s STI and LTI awards. The factors noted were not given any specific weights, but rather informed the recommendation of Mr. Stephenson regarding the contribution of each individual to our overall performance.

Mr. Anquillare: assumption of new responsibility for line management of many of the Company’s Risk Assessment lines of business.

Mr. Thompson: advocacy for the creation of, and oversight of, the Company’s newly-formed Risk and Compliance Department; strong execution in connection with our acquisition and financing transactions; and oversight of our public company reporting and governance requirements.

Mr. McCarthy: strengthening of the Business Development team and the successful pursuit of an asset disposal and two important new strategic alliances.

Mr. Rotella: right-sizing the Company’s technology infrastructure and assumption of new responsibility for line management of the Company’s supply chain activities.

The 2013 STI award to Mr. Stephenson was determined based upon the Compensation Committee’s evaluation of Company performance and subjective evaluation of several nonfinancial factors including Mr. Stephenson’s leadership, strong corporate performance and positioning the Company for success into the future. In making its determination the Compensation Committee recognized Mr. Stephenson’s strong execution of strategy, growth in EBITDA and operating cash flows achieved by the Company and strong revenue performance.

The amount of any annual increase in base salary or STI or LTI award is generally based on the subjective evaluation of the Compensation Committee in the case of Mr. Stephenson, and of Mr. Stephenson (with the approval of the Compensation Committee) in the case of other NEOs. Although the Company’s financial performance is a factor taken into consideration, the specific amount of an increase in any component of an NEO’s 2013 compensation is not tied directly to any overall Company financial performance metric but rather reflects a determination by the Compensation Committee or Mr. Stephenson, as the case may be, that the amount of the increase is appropriate based on the matters considered as set forth above.

Health, Welfare and Retirement Plans

We offer health and welfare benefit programs including medical, dental, life, accident and disability insurance. The Company contributes a percentage of the cost of these benefits. These benefits are available to substantially all employees, and the percentage of the Company’s contribution is the same for all.

Our tax-qualified retirement plans during 2013 included:

•	a combined 401(k) Savings Plan and ESOP,

•

a defined benefit pension plan with (i) a traditional final pay formula applicable to employees who were 49 years old with 15 years of service as of January 1, 2002, and (ii) a cash balance formula applicable to other employees hired prior to March 1, 2005 (effective February 29, 2012, the Company implemented a “hard freeze” of such benefits under the pension plan), and

•	a profit sharing plan (as a component of the 401(k) Savings Plan), which is available to employees hired on or after March 1, 2005, and to which the Company did not make a contribution to during 2013.

Our nonqualified retirement plans include a supplemental pension and a supplemental savings plan for highly compensated employees, including our NEOs. The combined 401(k) Savings Plan and ESOP and the pension/profit sharing plans are broad-based plans available to substantially all of our employees, including our NEOs. The supplemental retirement plans are offered to our highly paid employees, including our NEOs, to restore to them amounts to which they would be entitled under our tax-qualified plans but which they are precluded from receiving under those plans by IRS limits. The supplemental retirement plans are unsecured obligations of the Company. Effective February 29, 2012, the Company implemented a “hard freeze” of the benefits under the supplemental pension plan.

We established our ESOP at the time we converted from not-for-profit to for-profit status, in order to foster an ownership culture in the Company and to strengthen the link between compensation and value created for stockholders. This plan has enabled our employees to hold an ownership interest in the Company as well as provide a stock vehicle for Company matching contributions to our 401(k) and profit sharing plans, which has allowed employees to monitor directly, and profit from, the increasing value of our stock since our conversion in 1997.

Use of Comparative Compensation Data and Retention of Compensation Consultant

To ensure that our compensation levels remain reasonable and competitive, the Compensation Committee engaged Cook to provide consulting services in 2013. In 2013, Cook advised the Compensation Committee on matters including the compensation of senior management. We have used comparative data available from market surveys conducted by Cook as one component in our decision making process relating to the base salary and STI and LTI awards for our executive team.

In connection with its retention, Cook has provided the Compensation Committee with information necessary for an evaluation of its independence, as set forth in Section 10C-1 of the Securities Exchange Act of 1934, as amended, to determine whether a potential conflict of interest might arise in connection with advising the Compensation Committee. After reviewing the information, the Compensation Committee concluded that Cook’s advice is objective and no conflict exists.

Employment Agreements; Change of Control Severance Agreements

We do not currently have employment agreements with any of our NEOs. Mr. Coyne, our former Chief Executive Officer who retired effective April 1, 2013, had an employment agreement which ceased being effective, other than with respect to certain restrictive covenants, upon his retirement.

In October 2009, in connection with our IPO, we entered into Change of Control Severance Agreements with each of our current NEOs. We believe that these agreements are desirable to retain the services of these individuals in whom the Company has a significant investment. For information about the provisions of the NEOs’ change of control severance agreements, please see “— Potential Payments upon Termination or Change in Control.”

Impact of prior equity awards on current compensation

In general, we do not take into account prior equity grants, ESOP balances, amounts realized on the exercise or vesting of prior option grants or amounts realized on the sale or vesting of prior awards of restricted stock in determining the number of options or shares of restricted stock to be granted, because we believe we should pay an annualized market value for an executive’s position, sized according to the performance level of the individual in the position. The Compensation Committee does consider prior equity grants (and related wealth accumulations) of executives in assessing the recruitment/retention risk for executives.

2013 Say-on-Pay Results

In connection with our 2013 annual meeting of shareholders, the proposal to approve on an advisory basis the compensation of the Company’s named executed officers for 2012 received 144,146,547 votes, or 96.46% of votes cast. Although this vote was advisory and therefore non-binding on the Company, the Board of Directors and the Compensation Committee carefully reviewed these results. The Board of Directors and the Compensation Committee considered these results, in determining the size of STI cash awards and LTI equity awards granted to NEOs for 2013.

Stock Ownership Requirements for Executives

Senior executives are subject to minimum equity holding requirements. The Chief Executive Officer is required to hold stock with a value equal to six times his annual base salary. Mr. Stephenson, our Chief Executive Officer, currently holds common stock in excess of this requirement. The other NEOs are required to hold stock with a value equal to three times their respective annual base salary. Existing NEOs, other than Mr. Stephenson, are required to comply with this requirement no later than April 1, 2015. New NEOs will be required to comply with this requirement no later than the fifth anniversary of the date they acquired NEO status. The “in-the-money” value of vested and unvested options held by NEOs are not included in determining compliance with this requirement.

Policy on Recovery of Bonus in Event of Financial Restatement

The Company maintains a “clawback” policy that permits the Board of Directors to recover bonus or incentive compensation from executive officers whose fraud or misconduct resulted in a significant restatement of financial results. The policy allows for the recovery or cancellation of any bonus or incentive payments made to an executive officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board of Directors determines that such a recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. The Board of Directors intends to review this policy when the regulations promulgated by the U.S. Securities and Exchange Commission implementing the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to clawbacks become effective.

Tax and Accounting Considerations

Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to $1 million per fiscal year, with an exception for “qualified performance-based compensation”. As a newly public company, we were eligible for special transition relief under Section 162(m) of the Code, which special transition relief expired effective as of the date of our 2013 Annual Meeting of Shareholders. In order to preserve the flexibility to award annual cash incentive awards for 2013 and future years that are eligible for the qualified performance-based compensation exception under Section 162(m) of the Code, the Board of Directors submitted to the Company’s shareholders for their approval at our 2013 Annual Meeting of Shareholders, and the Company’s shareholders approved, the Annual Incentive Plan and the 2013 Equity Incentive Plan. Going forward, we will generally seek to maximize the tax deductibility of compensation payments to our named executive officers (other than our Chief Financial Officer) by awarding annual cash incentive awards pursuant to the requirements of the Annual Incentive Plan and the 2013 Equity Incentive Plan. We may, however, authorize payments to executive officers that may not be fully tax deductible, and we reserve the flexibility to do so.

We also structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Code. We make no representations or warranty, however, that recipients of any payments, compensation or other benefits will not incur additional tax, interest or penalties under Section 409A of the Code.

We account for stock-based compensation in accordance with the requirements of FASB Accounting Standards Codification (“ASC”) Topic 718.

Risk Assessment Regarding Compensation Policies and Practices

When reviewing our compensation programs and approving awards under them, the Compensation Committee considers the potential risks associated with these policies and practices. We selected revenue growth and EBITDA margin as the primary criteria for the funding of both aggregate STI and LTI award pools because we believe our business’s ability to generate recurring revenue and positive cash flow is the key indicator of the successful execution of our business strategy. In determining awards for senior executives, the Compensation Committee also considers non-financial metrics, such as earnings per share results, enhancements to productivity, achievement of new sales, accomplishment of strategic and operational initiatives, completion of acquisitions, development of strategic relationships and return on invested capital. We believe the combination of these financial and nonfinancial metrics best aligns the interests of management with those of our shareholders, while providing an appropriate balance of risk and reward that does not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In reaching this determination we also considered the following attributes of our programs:

•	balance between annual and longer-term performance opportunities;

•	alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	use of 10-year stock options and other equity awards that vest over time;

•	use of restricted stock awards that vest over time;

•

generally providing senior executives with long-term equity-based compensation on an annual basis (we believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business); and

•

stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders, which discourages executive officers from focusing on short-term results without regard for longer-term consequences.

In addition, we maintain a “clawback” policy, as described above.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Verisk Analytics, Inc., have reviewed and discussed with management the Compensation Discussion and Analysis above. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Securities and Exchange Commission.

Respectfully submitted,

John F. Lehman, Jr. (Chair)

Glen A. Dell

Constantine P. Iordanou

David B. Wright

Executive Compensation and Benefits

The following table sets forth information concerning the compensation paid to and earned by the Company’s NEOs for the years ended December 31, 2011, 2012 and 2013.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Frank J. Coyne(4)	2013	250,000	1,250,007	(5)	—	750,000	(6)	195,780	57,096	(7)	2,502,883
Former Chief Executive Officer	2012	1,000,000	1,530,001		1,530,002	3,000,000		327,902	75,991	(8)	7,463,896
	2011	1,000,000	750,016		2,249,993	3,000,000		529,574	68,554	(9)	7,598,137

Scott G. Stephenson(10)	2013	773,846	3,000,018		2,999,985	1,300,000		57,755	17,145	(11)	8,148,749
President and Chief	2012	515,385	750,017		749,993	1,000,000		32,715	14,292	(12)	3,062,401
Executive Officer	2011	495,385	362,504		1,087,499	950,000		145,995	13,014	(13)	3,054,397

Mark V. Anquillare	2013	461,539	649,979		650,019	650,000		78,906	15,094	(14)	2,505,537
Group Executive —	2012	443,077	599,995		600,005	615,000		89,282	15,147	(15)	2,362,506
Risk Assessment, Executive Vice President and Chief Financial Officer	2011	414,252	287,512		862,494	575,000		139,473	12,393	(16)	2,291,124

Kenneth E. Thompson	2013	435,000	500,003		500,000	400,000		14,179	12,538	(17)	1,861,720
Executive Vice President,	2012	421,538	475,008		474,993	520,000		8,231	14,336	(18)	1,914,106
General Counsel and	2011	406,538	225,008		674,996	500,000		—	12,842	(19)	1,819,384
Corporate Secretary

Vincent de P. McCarthy	2013	414,231	399,978		400,019	300,000		—	12,131	(20)	1,526,359
Senior Vice President,	2012	402,692	387,503		387,505	445,000		—	11,885	(21)	1,634,584
Corporate Development and Strategy	2011	391,538	187,512		562,493	432,000		—	11,640	(22)	1,585,183

Perry F. Rotella	2013	404,231	312,487		312,512	400,000		—	12,111	(23)	1,441,341
Group Executive —
Supply Chain Analytics,
Senior Vice President and
Chief Information Officer

(1)	This column represents the aggregate grant date fair value of restricted stock awards granted in the relevant year, valued at the closing price of the Company’s Class A common stock, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	This column represents the aggregate grant date fair value of stock option awards granted in the relevant year, computed in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in the option awards columns, see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	The amounts in this column are cash incentive awards under the STI program in respect of performance for the years ended December 31, 2011, 2012 and 2013, as applicable.

(4)	Mr. Coyne retired from his role as Chief Executive Officer effective as of April 1, 2013. Mr. Coyne’s compensation for his service on our Board during 2013 following his retirement as our Chief Executive Officer is discussed under “Directors’ Compensation and Benefits” on pages 9-10 of this Proxy Statement.

(5)	Represents an award of deferred stock units having a value of $1,250,007 in respect of Mr. Coyne’s partial year service as our Chief Executive Officer until his retirement on April 1, 2013. The value of the deferred stock units were based on the value of a share of Class A Common Stock on the date of grant, vest ratably each month over a one year vesting period and will be distributed to Mr. Coyne upon his retirement or other separation from the Board of Directors of the Company.

(6)	Represents a cash incentive award under the STI program in respect of Mr. Coyne’s partial year service as our Chief Executive Officer until his retirement on April 1, 2013.

(7)	Amount includes $1,583 for life insurance premiums, a 401(k) Savings Plan matching contribution of $11,475, $31,731 for payment of unused vacation time and $12,307 for costs of personal benefits, including club memberships and a travel allowance.

(8)	Amount includes $16,429 for life insurance premiums, a 401(k) Savings Plan matching contribution of $11,250 and $48,312 for costs of personal benefits, including club memberships and an automobile allowance.

(9)	Amount includes $16,429 for life insurance premiums, a 401(k) Savings Plan matching contribution of $11,025 and $41,100 for costs of personal benefits, including club memberships and an automobile allowance.

(10)	Mr. Stephenson was appointed to the role of Chief Executive Officer effective as of April 1, 2013. In connection with his appointment, on April 1, 2013 Mr. Stephenson received a one-time equity grant with a value of $3,000,000, with one-half of the value of such equity grant in the form of options to purchase the Company’s Class A Common Stock based on the Black-Scholes value on the grant date and one-half of the value of such equity grant in the form of restricted shares based on the value of a share of Class A Common Stock on the grant date.

(11)	Amount includes a 401(k) Savings Plan matching contribution of $11,475.

(12)	Amount includes a 401(k) Savings Plan matching contribution of $11,250.

(13)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(14)	Amount includes a 401(k) Savings Plan matching contribution of $11,475.

(15)	Amount includes a 401(k) Savings Plan matching contribution of $11,250.

(16)	Amount includes a 401(k) Savings Plan matching contribution of $11,250.

(17)	Amount includes a 401(k) Savings Plan matching contribution of $11,475.

(18)	Amount includes a 401(k) Savings Plan matching contribution of $11,250.

(19)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(20)	Amount includes a 401(k) Savings Plan matching contribution of $11,475.

(21)	Amount includes a 401(k) Savings Plan matching contribution of $11,250.

(22)	Amount includes a 401(k) Savings Plan matching contribution of $11,025.

(23)	Amount includes a 401(k) Savings Plan matching contribution of $11,133.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to the NEOs during the Company’s fiscal year ended December 31, 2013. We generally grant plan-based awards in April under our then in effect equity incentive plans, based on performance for the prior year. However, due to SEC regulations, the options and restricted stock shown in this table as granted on April 1, 2013 generally relate to 2012 performance (except where noted below), and we consider them to be part of the NEOs’ 2012 compensation.

2013 GRANTS OF PLAN BASED AWARDS

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
			Threshold ($)		Target ($)		Maximum ($)
Frank J. Coyne	April 1, 2013(2)	March 15, 2013	—		—		—		20,445	—	—	1,250,007
	April 1, 2013(3)	March 15, 2013		(3)	750,000	(3)		(3)	—	—	—	—
Scott G. Stephenson	April 1, 2013(4)	February 15, 2013	—		—		—		—	189,035	61.14	2,999,985
	April 1, 2013(4)	February 15, 2013	—		—		—		49,068	—	—	3,000,018
	April 1, 2013	February 15, 2013		(5)		(5)		(5)	—	—	—	—
Mark V. Anquillare	April 1, 2013	February 15, 2013	—		—		—		—	40,959	61.14	650,019
	April 1, 2013	February 15, 2013	—		—		—		10,631	—	—	649,979
	April 1, 2013	February 15, 2013		(5)		(5)		(5)	—	—	—	—
Kenneth E. Thompson	April 1, 2013	February 15, 2013	—		—		—		—	31,506	61.41	500,000
	April 1, 2013	February 15, 2013	—		—		—		8,178	—	—	500,003
	April 1, 2013	February 15, 2013		(5)		(5)		(5)	—	—	—	—
Vincent de P. McCarthy	April 1, 2013	February 15, 2013	—		—		—		—	25,206	61.41	400,019
	April 1, 2013	February 15, 2013	—		—		—		6,542	—	—	399,978
	April 1, 2013	February 15, 2013		(5)		(5)		(5)	—	—	—	—
Perry F. Rotella	April 1, 2013	February 15, 2013	—		—		—		—	19,692	61.41	312,512
	April 1, 2013	February 15, 2013	—		—		—		5,111	—	—	312,487
	April 1, 2013	February 15, 2013		(5)		(5)		(5)	—	—	—	—

(1)	This column represents the aggregate grant date fair value of restricted stock awards and stock option awards granted in the relevant year, valued at the closing price of the Company’s Class A common stock in accordance with ASC Subtopic 718, excluding forfeiture estimates. For a discussion of the assumptions used to calculate the amounts shown in this column see note 16 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)	Represents an award of deferred stock units having a value of $1,250,007 in respect of Mr. Coyne’s partial year service as our Chief Executive Officer until his retirement on April 1, 2013. The value of the deferred stock units were based on the value of a share of Class A Common Stock on the date of grant, vest ratably each month over a one year vesting period and will be distributed to Mr. Coyne upon his retirement or other separation from the Board of Directors of the Company.

(3)	Pursuant to Mr. Coyne’s employment agreement which ceased to be effective as of Mr. Coyne’s retirement on April 1, 2013, Mr. Coyne was eligible for an annual cash incentive award under our STI program of 100% to 300% of his base salary. There was no minimum amount payable for a certain level of performance. Pursuant to the SEC rules, because no target award was determinable or established for Mr. Coyne pursuant to the terms of his employment agreement, the amount shown in the “target” sub-column represents the actual cash incentive award amount paid to Mr. Coyne under our STI program in respect of his partial year service as of Chief Executive Officer until his retirement on April 1, 2013.

(4)	Includes a one-time equity grant with a value of $3,000,000 granted to Mr. Stephenson in connection with his appointment to the role of Chief Executive Officer on April 1, 2013. One-half of the value of such equity grant was in the form of options to purchase the Company’s Class A Common Stock based on the Black-Scholes value on the grant date and one-half of the value of such equity grant was in the form of restricted shares based on the value of a share of Class A Common Stock on the grant date.

(5)	As described in the “Compensation Discussion and Analysis”, subject to the determination of the maximum bonus payment each executive officer is eligible to receive pursuant to the performance criteria and formula set forth under the 2013 Performance Bonus Program (a maximum bonus payment in an amount equal to 2.5% of EBITDA to our Chief Executive Officer and 0.7% of EBITDA to our other executive officers) which is further subject to a maximum limit of $10,000,000, our NEOs are eligible for an annual incentive compensation cash award under our STI program, which does not include per individual threshold, target or maximum performance goals. Rather, the Compensation Committee establishes an STI award pool for all eligible employees (other than the Chief Executive Officer) after considering achievement of the performance year, as further described in our “Compensation Discussion and Analysis”. For additional details regarding the STI program, including the relevant performance factors for 2013, see “Compensation Discussion and Analysis — 2013 Variable Compensation Performance Goals” and “Compensation Discussion and Analysis — Analysis of 2013 Variable Compensation”. For the actual amounts of cash incentive awards paid to each of our NEOs under our STI program in respect of performance for 2013, see the “Non-Equity Incentive Plan Compensation” column of our 2013 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options and unvested restricted stock held by our NEOs as of the end of the Company’s fiscal year ended 2013 based on a market value of $65.72 per share (our closing market price on December 31, 2013).

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Date of Award Grant		Option Awards(1)				Stock Awards (2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Name
Frank J. Coyne	4/1/2012		43,464	—	46.97	4/1/2022	—	—
	4/1/2013	(3)	—	—	—	—	5,112	335,961
	7/1/2013	(4)	—	4,912	60.71	7/1/2023	1,029	67,626
Scott G. Stephenson	3/1/2006		270,000	—	11.30	3/1/2016	—	—
	3/1/2007		260,000	—	15.10	3/1/2017	—	—
	3/1/2008		275,000	—	17.24	3/1/2018	—	—
	4/1/2009		287,500	—	16.10	4/1/2019	—	—
	10/6/2009		225,000	—	22.00	10/6/2019	—	—
	4/1/2010		101,250	33,750	28.20	4/1/2020	—	—
	4/1/2011		51,884	51,885	33.30	4/1/2021	5,443	357,714
	4/1/2012		13,686	41,058	46.97	4/1/2022	11,976	787,063
	4/1/2013		—	189,035	61.14	4/1/2023	49,068	3,224,749
Mark V. Anquillare	3/1/2008		120,000	—	17.24	3/1/2018	—	—
	4/1/2009		225,000	—	16.10	4/1/2019	—	—
	10/6/2009		200,000	—	22.00	10/6/2019	—	—
	4/1/2010		78,750	26,250	28.20	4/1/2020	—	—
	4/1/2011		41,149	41,150	33.30	4/1/2021	4,317	283,713
	4/1/2012		10,949	32,847	46.97	4/1/2022	9,581	629,663
	4/1/2013		—	40,959	61.14	4/1/2023	10,631	698,669
Kenneth E. Thompson	3/1/2007		100,000	—	15.10	3/1/2017	—	—
	3/1/2008		150,000	—	17.24	3/1/2018	—	—
	4/1/2009		165,000	—	16.10	4/1/2019	—	—
	10/6/2009		175,000	—	22.00	10/6/2019	—	—
	4/1/2010		59,250	19,750	28.20	4/1/2020	—	—
	4/1/2011		32,204	32,204	33.30	4/1/2021	3,379	222,068
	4/1/2012		8,667	26,004	46.97	4/1/2022	7,585	498,486
	4/1/2013		—	31,506	61.14	4/1/2023	8,178	537,458
Vincent de P. McCarthy	10/6/2009		67,500	—	22.00	10/6/2019	—	—
	4/1/2010		52,500	17,500	28.20	4/1/2020	—	—
	4/1/2011		26,836	26,837	33.30	4/1/2021	2,816	185,068
	4/1/2012		7,071	21,214	46.97	4/1/2022	6,188	406,675
	4/1/2013		—	25,206	61.14	4/1/2023	6,542	429,940
Perry F. Rotella	10/6/2009		30,000	—	22.00	10/6/2019	—	—
	4/1/2010		27,000	9,000	28.20	4/1/2020	—	—
	4/1/2011		17,891	17,891	33.30	4/1/2021	1,877	123,356
	4/1/2012		5,018	15,055	46.97	4/1/2022	4,392	288,642
	4/1/2013		—	19,692	61.14	4/1/2023	5,111	335,895

(1)	The right to exercise stock options vests ratably on the first, second, third and fourth anniversaries of the date of grant for options.

(2)	The stock awards shown in this column are restricted stock awards that vest ratably on the first, second, third and fourth anniversaries of the date of grant.

(3)	Represents an award of deferred stock units having a value of $1,250,007 in respect of Mr. Coyne’s partial year service as our Chief Executive Officer until his retirement on April 1, 2013. The value of the deferred stock units were based on the value of a share of Class A Common Stock on the date of grant, vest ratably each month over a one year vesting period and will be distributed to Mr. Coyne upon his retirement or other separation from our Board.

(4)	On July 1, 2013, Mr. Coyne received an award of stock options and deferred stock units as part of his compensation for serving on our Board of Directors as Non-Executive Chairman. The stock options vest on the first anniversary of the grant date and the award of deferred stock units vested immediately and will be distributed to Mr. Coyne upon his retirement or other separation from our Board. For more information on Mr. Coyne’s compensation of his service as our Non-Executive Chairman of our Board, see “Directors’ Compensation and Benefits on pages 9-10 of this Proxy Statement.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and vesting of shares of restricted stock for the NEOs during 2013. Restricted stock awards are typically granted to our NEOs on April 1 of each year and vest in four equal installments on the first, second, third and four anniversaries of their grant date.

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frank J. Coyne	2,400,000	99,770,849	49,467	3,048,157
Scott G. Stephenson	—	—	6,714	410,494
Mark V. Anquillare	320,000	14,365,524	5,352	327,221
Kenneth E. Thompson	—	—	4,217	257,827
Vincent de P. McCarthy	7,500	317,275	3,470	212,156
Perry F. Rotella	—	—	2,402	146,858

Pension Plans

The following table sets forth information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement.

Eligible employees hired prior to March 1, 2005 participate in the Pension Plan for Insurance Organizations, or PPIO, a multiple-employer pension plan in which we participate. The PPIO provides a traditional final pay formula pension benefit, payable as an annuity, to employees who were 49 years old with 15 years of service as of January 1, 2002. Effective January 1, 2002, this formula benefit was frozen for all eligible employees. Effective January 1, 2002, a cash balance pension benefit, also payable as an annuity, was established under the PPIO. Employees hired prior to January 1, 2002 receive their frozen traditional benefit as well as their cash balance benefit. Employees hired from January 1, 2002 to March 1, 2005 receive only the cash balance benefit. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the PPIO. Accordingly, after February 29, 2012 benefits under the PPIO will no longer increase as the result of new compensation earned or continued service. The Supplemental Cash Balance Plan, or the Supplemental Plan, provides a benefit to which the participant would be entitled under the PPIO but which is subject to caps imposed by IRS regulations. Employees hired on or after March 1, 2005 were not eligible to participate in the PPIO or the Supplemental Plan. Effective February 29, 2012, the Company implemented a “hard freeze” of benefits under the Supplemental Plan.

2013 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Frank J. Coyne	PPIO	13	283,134	—
	Supplemental Plan	13	—	3,084,431
Scott G. Stephenson	PPIO	11	177,566	—
	Supplemental Plan	11	649,880	—
Mark V. Anquillare	PPIO	19	348,161	—
	Supplemental Plan	19	399,390	—
Kenneth E. Thompson	NA	NA	NA	NA
Vincent de P. McCarthy	NA	NA	NA	NA
Perry F. Rotella	NA	NA	NA	NA

(1)	For a discussion of the assumptions used to calculate the amounts shown in this column see note 17 of the notes to our audited consolidated financial statements included as part of our Annual Report on Form 10-K for the year ended December 31, 2013.

Nonqualified Deferred Compensation Table

Certain highly compensated employees, including our NEOs, are eligible to participate in the Supplemental Executive Retirement Savings Plan (the “Top Hat Plan”). The Top Hat Plan allows participants to elect to defer compensation on a non-tax qualified basis and provides a vehicle for the Company to provide, on a non-tax qualified basis, matching contributions that could not be made on the participants’ behalf to the tax-qualified 401(k) Savings Plan due to limits imposed by IRS regulations. The deferred amounts are notionally invested in the same investment options selected by the participant under the 401(k) Savings Plan. Participants elect to receive payment at termination of employment or some other future date.

The following table sets forth information with respect to the Top Hat Plan.

2013 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Frank J. Coyne	—	—	150,331	1,560,965	—
Scott G. Stephenson	27,462	1,650	38,519	—	293,171
Mark V. Anquillare	9,658	1,650	83,751	—	361,151
Kenneth E. Thompson	—	1,650	14,179	—	77,602
Vincent de P. McCarthy	3,849	1,650	—	—	15,422
Perry F. Rotella	—	—	—	—	—

(1)	All amounts shown are also included in the 2013 Summary Compensation table in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column.

Potential Payments Upon Termination or Change in Control

Below is a description of the arrangements in place applicable to the NEOs relating to payments upon termination or change in control, other than severance payments upon termination (other than for cause) available to all salaried employees.

In October 2009, in connection with our IPO, the Company entered into Change in Control Severance Agreements with all of our current NEOs. These agreements incorporate provisions for payments to be made to the NEOs upon termination of their employment. Payments will be due in the event the NEO’s employment is involuntarily terminated by the Company without “cause,” or is voluntarily terminated by the NEO for “good reason,” which are defined in the agreements, within a two-year period following a “change in control,” which is defined in the agreement.

These agreements provide that, upon a qualifying termination event, an NEO will be entitled to:

(i)	a pro rata STI award;

(ii)	a severance payment equal to the NEO’s base salary plus a target bonus amount times two;

(iii)	continuation of health benefits (at the NEO’s expense) for 18 months; and

(iv)	immediate vesting of any remaining unvested equity awards.

The severance and pro rata bonus amounts will be payable in cash, in a lump sum for NEOs. Receipt of these benefits is conditioned upon the NEO executing a general release of claims against the Company, and complying with perpetual confidentiality obligations and noncompete and nonsolicitation obligations for a period of 24 months. If these agreements had been in place at December 31, 2013, in the event of a qualifying termination Mr. Stephenson would be entitled to cash payments totaling $4,887,500, Mr. Anquillare would be entitled to cash payments totaling $2,325,000, Mr. Thompson would be entitled to cash payments totaling $2,190,000, Mr. McCarthy would be entitled to cash payments totaling $1,772,250, and Mr. Rotella would be entitled to cash payments totaling $1,729,750.

The 2009 Equity Incentive Plan and the 2013 Equity Incentive Plan (together, the “Incentive Plans”) both provide that the Compensation Committee will determine and set forth in each award agreement whether any awards granted in such award agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a participant ceases to be employed by or to provide services to us (including as a director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The award agreements with respect to currently outstanding options and restricted stock held by the NEOs under the Incentive Plans provide that in the event of the NEO’s death, “disability” (as defined under the Incentive Plans), “retirement” (as defined under the Incentive Plans), or termination of employment for “good reason” or without “cause” (each as defined under the Incentive Plans) within two years following a “change in control” (as defined under the Incentive Plans), the options will become immediately exercisable with respect to the number of unexercised shares covered by the option and the unvested shares of restricted stock will become fully vested. Based on the closing price of our Class A common stock on December 31, 2013, the number of options that would become vested for our NEOs, minus the exercise price of those options, and the number of unvested restricted stock shares that would become vested for our NEOs, in the event of a qualifying termination on December 31, 2013, the acceleration of option and restricted stock vesting would have a value of $8,953,555 for Mr. Stephenson, $4,734,502 for Mr. Anquillare, $3,674,958 for Mr. Thompson, $3,061,545 for Mr. McCarthy and $2,038,070 for Mr. Rotella.

In connection with Mr. Coyne’s retirement from his position as our Chief Executive Officer as of April 1, 2013, Mr. Coyne received the following: (1) an equity award in the form of deferred stock units with a value of $1,250,007 and a cash incentive award under our STI program of $750,000, each in respect of Mr. Coyne’s partial year service as our Chief Executive Officer during 2013, (2) a cash payment of $31,731 for unused vacation time, (3) a payout under the Top Hat Plan of $1,560,965 pursuant to the terms thereof, and (4) a payout under the Supplemental Plan of $3,084,431 pursuant to the terms thereof. Furthermore, all unvested stock options and restrict stock awards held by Mr. Coyne on his retirement date immediately vested pursuant to the terms of the applicable award agreements.

Equity Compensation Plan Information

The following table sets forth certain information, as of December 31, 2013, concerning the Company’s equity compensation plans. Since October 6, 2009, the Company has issued equity awards under the 2009 Equity Incentive Plan and as of May 15, 2013, the Company ceased issuing equity awards under the 2009 Equity Incentive Plan and commenced issuing equity awards under the 2013 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	842,201	(1)	$61.10	14,365,793
Equity compensation plans not approved by security holders	8,393,119	(2)(3)	$23.22	—	(4)

Total

(1)	Includes shares subject to outstanding options granted under the 2013 Equity Incentive Plan in the amount of 842,201. See “Verisk Analytics, Inc. 2013 Equity Incentive Plan” included in Appendix A to the Company’s Proxy Statement on Schedule 14A, dated April 1, 2013 and Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the material features of our 2013 Equity Incentive Plan.

(2)	Includes shares subject to outstanding options granted under the Insurance Service Office, Inc. 1996 Incentive Plan (the “Option Plan”) in the amount of 4,191,703. The material features of the Option Plan are summarized below. See also Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)	Includes shares subject to outstanding options granted under the 2009 Equity Incentive Plan in the amount of 4,201,416. See “Verisk Analytics, Inc. 2009 Equity Incentive Plan” included in our Registration Statement on the Form S-1/A filed on September 21, 2009 and Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the material features of our 2009 Equity Incentive Plan.

(4)	On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan. On May 15, 2013, the 2009 Equity Incentive Plan was terminated and no new equity awards can be granted under this plan.

The Option Plan

During 1996, the Company adopted the Option Plan. The Option Plan provided for the granting of options to key employees and non-employee directors of the Company. On October 6, 2009, the date of our initial public offering, the Option Plan was terminated and no new equity awards can be granted under this plan. The material features of the Option Plan are summarized below. The following description does not purport to be complete and is qualified in its entirety by reference to the plan document, which has been included as an exhibit to our Annual Reports on the Form 10-K.

Eligibility.    Key employees (as defined in the Option Plan) and non-employee directors (as defined in the Option Plan) (each, a “participant”) of the Company were eligible for offers and awards (in each case, as defined in the Option Plan).

Administration.    The Option Plan was administered by the committee having authority delegated by the Board to establish compensation arrangements relating to the Company.

Forms of Awards.    The committee could from time to time make such awards (including, without limitation, an award or grant of an option or grant of restricted stock, or any combination thereof) and/or offers to purchase common stock under the Option Plan in such form and having such terms, conditions and limitations as the committee may determine consistent with the terms of the Option Plan. Awards and/or offers could have been granted singly, in combination or in tandem. Currently, there are only option awards outstanding under the Option Plan.

Options.    Options are rights to purchase shares of the Company common stock at a price and during a period determined by the committee. The exercise price of an option was determined by the Board at the time of grant of such option and the term of an option generally could not exceed 10 years.

Termination of Employment/Change in Control.    If a participant’s employment terminated due to death, disability of retirement (for service-vesting options only) or if within two years following a change in control (as defined in the applicable award agreement), the participant’s employment terminated without cause or for good reason, all unexercisable options would have become immediately exercisable and would have remained exercisable for 12 months following the date of such termination. If a participant’s employment terminated for any other reason, all unexercisable options would have been terminated and all exercisable options would have remained exercisable for 90 days. Upon termination of a participant’s employment for any reason, including death, disability or retirement, restricted shares that remained subject to restrictions would have been forfeited.

Stock Adjustments.    In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the committee could make such adjustments in (i) the aggregate number of shares under the Option Plan and the number of shares that may be made subject to awards to any individual participant, (ii) the number and kind of shares that are subject to any option and the exercise price per share without any change in the aggregate exercise price to be paid upon exercise of the option, and (iii) the number and kind of shares of outstanding restricted stock, as the committee would deem appropriate in the circumstances.

Amendment and Termination.     The Board had the power to amend the Option Plan, award agreement(s), offer agreement(s) and/or promissory notes, provided, however, that such amendment(s) could not impair the rights of a participant without the consent of such participant, except to the extent, if any, provided in the Option Plan, the award agreement, the offer agreement and/or promissory note. The Board could suspend or terminate the Option Plan at any time, but no such suspension or termination could affect awards or offers then in effect.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Customer Relationships

In 2013, we received fees from Arch Capital Group Limited of $2,798,712 and Validus Holdings, Ltd. of $130,000. Constantine P. Iordanou, one of our directors, is the President and Chief Executive Officer of Arch Capital Group Limited. Therese M. Vaughan, one of our directors, is on the Board of Directors of Validus Holdings, Ltd.

In 2013, in connection with our purchase of insurance coverage we also paid fees to Brown & Brown, Inc. of $927,640, and CNA Financial Corporation of $283,345. J. Hyatt Brown, one of our directors, is the Chairman of the Board and former Chief Executive Officer of Brown & Brown, Inc. Thomas F. Motamed, one of our directors, is the Chairman of the Board and Chief Executive Officer of CNA Financial Corporation.

ESOP

We established an ESOP funded with intercompany debt that includes 401(k), ESOP and profit sharing components to provide employees with equity participation. The trustee of the ESOP is GreatBanc Trust Company. The ESOP owns greater than five percent of our Class A common stock. We make quarterly cash contributions to the ESOP equal to the debt service requirements. As the debt is repaid, shares are released to the ESOP to fund 401(k) matching and profit sharing contributions and the remainder is allocated annually to ESOP accounts of active employees in proportion to their eligible compensation in relation to total participant eligible compensation. On October 6, 2009 we made an accelerated cash contribution to permit the ESOP to prepay a portion of the indebtedness, resulting in an accelerated allocation of shares to active eligible employees. The amount of our ESOP costs recognized for the year ended December 31, 2013 was $14.9 million.

Voting rights with respect to shares of our Class A common stock owned by the ESOP are exercised by the trustee of the ESOP. The trustee is required to vote shares allocated to an ESOP participant’s account as directed by the ESOP participant for all matters submitted to a vote of our Class A shareholders. Shares of stock not allocated to a participant’s account may be voted in accordance with the discretion of the Trustee in the best interest of ESOP participants.

Statement of Policy Regarding Transactions with Related Persons

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons. Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the corporate secretary any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The corporate secretary will then promptly communicate that information to the Board of Directors or the designated Board committee. No related person transaction will be consummated without the approval or ratification of the Board of Directors or any committee of the Board of Directors consisting exclusively of disinterested directors. The Board of Directors has designated the Nominating and Corporate Governance Committee to approve any related person transaction. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest. In reviewing the transaction in question, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances, including without limitation, the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. No related person transaction will be approved or ratified unless, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders.

ITEM 2 —	APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ADVISORY, NON-BINDING BASIS

At the 2011 Annual Meeting of Shareholders, we conducted an advisory, non-binding vote regarding the frequency with which we would seek approval of the compensation of our named executive officers. At such meeting, shareholders expressed their preference for an annual vote on executive compensation on an advisory, non-binding basis and, consistent with this preference, the Board of Directors determined that we will conduct such a vote on an annual basis. Accordingly, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to approve the compensation of our named executive officers for 2013 as disclosed in this Proxy Statement on an advisory, non-binding basis (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board of Directors and will not overrule any decision by the Board of Directors or require the Board of Directors to take any action. However, the Board of Directors and the Compensation Committee will take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The Compensation Committee believes that the Company’s compensation programs and policies and the compensation decisions for 2013 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the section titled “Executive Compensation” above.

Our Board unanimously recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. Proxies solicited by the Board will be voted “FOR” this resolution unless otherwise instructed. Broker non-votes will not be counted in determining the results of the vote.

ITEM 3 —	RATIFICATION OF THE APPOINTMENT OF VERISK’S INDEPENDENT AUDITOR

The Audit Committee appointed Deloitte & Touche LLP (Deloitte & Touche) as independent auditors for 2014 and presents this selection to the shareholders for ratification. Deloitte & Touche will audit our consolidated financial statements for 2014 and perform other permissible, preapproved services.

A Deloitte & Touche representative will attend the annual meeting to respond to your questions and will have the opportunity to make a statement. If shareholders do not ratify the appointment, the Audit Committee will reconsider it, but at all times the Audit Committee is responsible for the appointment of our independent auditor.

Our Board unanimously recommends a vote “FOR” the ratification of Deloitte & Touche’s appointment as our independent auditor. Proxies solicited by the Board will be voted “FOR” this ratification unless otherwise instructed.

Independent Auditor’s Fees. The following table summarizes the aggregate fees (including related expenses; in thousands) billed in 2013 and 2012 for professional services provided by Deloitte & Touche.

	2013	2012
Audit fees(1)	$1,896	$1,518
Audit-related fees(2)	43	202
Tax fees(3)	897	422

Total	$2,836	$2,142

(1)	Audit fees consisted of fees billed for audits of our consolidated financial statements included in our Annual Reports on Form 10-K and in our Registration Statements on Form S-8, reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and other regulatory audits.

(2)	Audit-related fees consisted of fees billed for employee benefit plan audits, as well as amounts incurred in conjunction with comfort letters to underwriters related to our public debt offering in 2012.
(3)	Includes tax compliance and other tax services not related to the audit.

Preapproval Policy of the Audit Committee of Services Performed by Independent Auditors

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services by the independent auditors to ensure that the services do not impair the auditor’s independence. Under these procedures, the Audit Committee preapproves both the type of services to be provided by the independent auditors and the estimated fees related to those services. During the preapproval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditor. Even if a service has received general preapproval, if it involves a fee in excess of $350,000 or relates to tax planning and advice, it requires a separate preapproval, which may be delegated to the Chairman of the Audit Committee so long as the entire Audit Committee is informed at its next meeting. The services and fees must be deemed compatible with the maintenance of the auditor’s independence, including compliance with SEC and NASDAQ rules and regulations. In accordance with this preapproval policy, all audit and nonaudit services were preapproved by the Audit Committee in 2013.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website at the “Corporate Governance” link under the “Investors” link at www.verisk.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s com-

pliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the NASDAQ listing rules and the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, Deloitte & Touche, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held five meetings during 2013, and has met in 2014 to discuss the Company’s financial statements for the year ended December 31, 2013. With respect to the year ended December 31, 2013, the Audit Committee, among other things:

•	reviewed and discussed the Company’s quarterly earnings releases;

•

reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2013 with management and Deloitte & Touche;

•	reviewed and discussed the annual plan and scope of work of the independent auditor;

•	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

•	met with Deloitte & Touche, the internal auditor, the General Counsel and Company management in executive sessions;

•	reviewed and discussed certain critical accounting policies; and

•	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

The Audit Committee discussed with Deloitte & Touche matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

Deloitte & Touche also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with Deloitte & Touche their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compromise independence.

During 2013, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by Deloitte & Touche pursuant to the preapproval policies and procedures related to the provision of audit and non-audit services by the independent auditors as described above under “Preapproval Policy of the Audit Committee of Services Performed by Independent Auditors”.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed Deloitte & Touche as the Company’s independent auditor for 2014 and are presenting the appointment to the shareholders for ratification.

Respectfully submitted,

Glen A. Dell, (Chair)

Christopher M. Foskett

Samuel G. Liss

Andrew G. Mills

Thomas Motamed

David B. Wright

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance.    Based solely upon our review of forms filed by our directors and executive officers during the most recent fiscal year, we believe that all required reports have been timely filed under the SEC’s rules for reporting transactions by executive officers and directors in our common stock, except for one late Form 4 reporting one sale for Mr. Dell and one late Form 4 reporting one sale for Mr. Foskett.

Other Business.    We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Shareholder Nominations for Director Candidates.    The Nominating and Corporate Governance Committee oversees searches for and identifies qualified individuals for membership on our Board. The Nominating and Corporate Governance Committee’s written charter requires the Committee to review candidates’ qualifications for membership on the Board or a committee of the Board, including making a specific determination as to the independence of each candidate, based on the criteria approved by the Board (and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or NASDAQ rules for Audit Committee membership purposes). The Nominating and Corporate Governance Committee is also required to review the composition of the Board and its committees in light of the current challenges and needs of the Board, the Company and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

Shareholders of record complying with the notice procedures set forth below may make director recommendations for consideration by the Nominating and Corporate Governance Committee. Shareholders may make recommendations at any time, but nominations for the annual meeting of shareholders must be received not less than 60 days before nor more than 90 days prior to the first anniversary of the previous year’s annual meeting. Therefore, to submit a candidate for nomination at the 2015 annual meeting of shareholders, shareholders of record must submit the nomination, in writing, no earlier than February 20, 2015, and no later than March 22, 2015. As required by our By-laws, the written notice must demonstrate that it is being submitted by a shareholder of record of Verisk and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the shareholder must confirm his or her candidate’s consent to serve as a director. Shareholders must send recommendations to the Nominating and Corporate Governance Committee, c/o Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

Shareholder Proposals for the 2015 Annual Meeting.    Shareholders intending to present a proposal at the 2015 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Kenneth E. Thompson, Corporate Secretary, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. We must receive the proposal no later than December 5, 2014.

Shareholders of record wishing to present a proposal or nomination at the 2015 annual meeting, but not requiring the proposal be included in our proxy statement must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that our Secretary receive written notice from the record shareholder of intent to present such proposal or nomination no more than 90 days and no less than 60 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2015 annual meeting no earlier than February 20, 2015, and no later than March 22, 2015. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Cost of Soliciting Your Proxy.    We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Shareholders Sharing an Address.    Consistent with notices sent to record shareholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any shareholder at that address. This “householding” practice reduces our printing and postage costs. Shareholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

•	Record shareholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686.

•	Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

•

Any householded shareholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting us at (201) 469-2142 or may write to us at Investor Relations, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686. Instructions for requesting such materials are also included in the Notice.

Consent to Electronic Delivery of Annual Meeting Materials.    Shareholders and ESOP participants can access this Proxy Statement and our Annual Report on Form 10-K via the Internet at www.proxyvote.com by following the instructions outlined on the secure web site. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice of Internet Availability of Proxy Materials, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically you will need access to a computer and an e-mail account. To sign up for electronic delivery, when voting using the Internet at www.proxyvote.com, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Registered shareholders that wish to revoke their request for electronic delivery at any time without charge should contact our Corporate Secretary, Kenneth E. Thompson, Verisk Analytics, Inc., 545 Washington Blvd., Jersey City, NJ 07310-1686 or contact us at (201) 469-2142.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee. You may update your electronic address by contacting your nominee.

Disclaimer.    Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

VOTE BY INTERNET - www.proxyvote.com
VERISK ANALYTICS, INC. 545 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M70723-P47109 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VERISK ANALYTICS, INC.
The Board of Directors recommends you vote FOR the Nominees for the three-year term expiring 2017.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
01) Frank J. Coyne
02) Christopher M. Foskett
03) David B. Wright
04) Thomas F. Motamed

The Board of Directors recommends you vote FOR proposals 2 and 3:								For	Against	Abstain
2.	To approve executive compensation on an advisory, non-binding basis.							☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the 2014 fiscal year.							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. THE PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

You can vote in one of three ways:

1.     Call toll-free 1-800-690-6903 on a touch-tone telephone and follow the instructions on the reverse side.

There is NO CHARGE to you for this call.

or

2.     Vote by Internet at our Internet Address: www.proxyvote.com

or

3.     Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

M70724-P47109

VERISK ANALYTICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 21, 2014

The undersigned hereby appoints Scott G. Stephenson and Kenneth E. Thompson, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Class A Common Stock of Verisk Analytics, Inc. held of record by the undersigned as of March 24, 2014, at the Annual Meeting of Shareholders to be held at 8:00 a.m., Eastern Time at the Company’s Headquarters, 545 Washington Blvd., Jersey City, NJ 07310 on May 21, 2014 or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Verisk Analytics, Inc. (the “Company”) for use at the Annual Meeting of Shareholders on May 21, 2014 at 8:00 a.m., Eastern Time from persons who participate in the ISO 401(k) Savings and Employee Stock Ownership Plan (the “ESOP”).

By signing this instruction and proxy card, the undersigned ESOP Participant hereby instructs GreatBanc Trust Company, Trustee for the ESOP, to exercise the voting rights relating to any shares of Class A Common Stock of Verisk Analytics, Inc. allocable to his or her account(s) as of March 24, 2014. For the ESOP, the Trustee will vote shares that are not allocated to ESOP participant’s accounts, or for which no instruction has been received, in its discretion, in the best interest of ESOP participants.

For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 20, 2014. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 20, 2014.

(Continued on reverse side)